Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

Actel Corporation

at

$20.88 NET PER SHARE

by

Artful Acquisition Corp.

a wholly owned subsidiary of

Microsemi Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON NOVEMBER 1, 2010, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated October 2, 2010 (the “Merger Agreement”), by and among Microsemi Corporation (“Parent”), Artful Acquisition Corp. (“Purchaser”) and Actel Corporation (“Seller”). Purchaser is offering to purchase in a cash tender offer (the “Offer”) all outstanding shares of common stock, $0.001 par value per share, of Seller, together with the associated preferred stock purchase rights issued in connection with and subject to the Preferred Stock Rights Agreement, dated as of October 17, 2003, between Seller and Wells Fargo Bank, N.A., as amended (which rights together with the shares of common stock are hereinafter collectively referred to as “Company Shares”), or such reduced amount of Company Shares as described herein, at a price of $20.88 per Company Share, net to the selling shareholder in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as defined below). The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Condition (as defined below), (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of any other required consents or approvals of any governmental authority of competent jurisdiction under foreign antitrust laws, and (iii) other customary conditions. The Offer is not subject to any financing condition. See Section 15 — “Conditions to the Offer.”

The term “Minimum Condition” is defined in Section 15 — “Conditions of the Offer” and generally requires that there has been validly tendered and not withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement, the “Expiration Date”) that number of Company Shares which would represent a majority of the Company Shares then outstanding. If, at any expiration date of the Offer, all of the conditions to the consummation of the Offer (including the Minimum Condition) have been satisfied or waived, but the number of Company Shares validly tendered in the Offer and not properly withdrawn is less than that number of Company Shares which, when added to the number of Company Shares that may be issued pursuant to the Top-Up Option (as defined below) in compliance with the Merger Agreement, would represent at least one Company Share more than 90% of the Company Shares then outstanding, then upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, Purchaser may elect to reduce the Minimum Condition to a number of Company Shares such that following the purchase of Company Shares in the Offer, Parent and its wholly owned subsidiaries, including Purchaser, would own 49.9% of the then outstanding Company Shares (the “Reduced Purchase Amount”) and purchase, on a pro rata basis based on the Company Shares actually deposited in the Offer by each such holder of Company Shares, Company Shares representing the Reduced Purchase Amount.

The Board of Directors of Seller has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the merger of Purchaser with and into Seller with Seller surviving the merger as a wholly owned subsidiary of Parent (the “Merger”), are advisable, fair to, and in the best interests of Seller and holders of Company Shares, (ii) approved the Merger Agreement, the Offer and the Merger (such approval having been made in accordance with the California General Corporation Law), and (iii) recommended that the holders of Company Shares accept the Offer and tender Company Shares pursuant to the Offer, and to the extent required by applicable law, approve the principal terms of the Merger.

IMPORTANT

Any shareholder of Seller wishing to tender Company Shares in the Offer must (i) complete and sign the letter of transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (the “Letter of Transmittal”) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below) together with certificates representing the Company Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares” or (ii) request such shareholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. A shareholder whose Company Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such institution if such shareholder wishes to tender such Company Shares.

Any shareholder of Seller who wishes to tender Company Shares and cannot deliver certificates representing such Company Shares and all other required documents to the Depositary on or prior to the Expiration Date or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Company Shares pursuant to the guaranteed delivery procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares.”

Questions and requests for assistance may be directed to the Information Agent (as defined below) or the Dealer Manager (as defined below) at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined below) and other related materials may also be obtained from the Information Agent or the Dealer Manager. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:

Georgeson Securities Corporation

October 4, 2010

SUMMARY TERM SHEET

Artful Acquisition Corp. (“Purchaser” or “we”), a wholly owned subsidiary of Microsemi Corporation (“Parent” or “Microsemi”), is offering to purchase in a cash tender offer (the “Offer”) all outstanding shares of common stock, $0.001 par value per share (the “Company Stock”), of Seller, together with the associated preferred stock purchase rights (the “Company Rights”) issued in connection with and subject to the Preferred Stock Rights Agreement, dated as of October 17, 2003 (as amended, the “Company Rights Agreement”), between Seller and Wells Fargo Bank, N.A. (which Company Rights together with the shares of Company Stock are hereinafter collectively referred to as “Company Shares”), for $20.88 per Company Share, net to the selling shareholder in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The following are answers to some of the questions you, as a shareholder of Seller, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you because this summary may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

We are a California corporation formed for the purpose of making this Offer. We are a wholly owned subsidiary of Microsemi. See the “Introduction” to this Offer to Purchase and Section 8 — “Certain Information Concerning Parent and Purchaser.”

What are the classes and amounts of securities sought in the Offer?

We are seeking to purchase all of the outstanding shares of common stock, $0.001 par value per share, of Seller, together with the Company Rights. If, at any expiration date of the Offer, all of the conditions to the consummation of the Offer (including the Minimum Condition) have been satisfied or waived, but the number of Company Shares validly tendered in the Offer and not properly withdrawn is less than that number of Company Shares which, when added to the number of Company Shares that may be issued pursuant to the Top-Up Option (as defined below) in compliance with the Merger Agreement, would represent at least one Company Share more than 90% of the Company Shares then outstanding, then upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law Purchaser may elect to reduce the Minimum Condition to a number of Company Shares such that following the purchase of Company Shares in the Offer, Parent and its wholly owned subsidiaries, including Purchaser, would own 49.9% of the then outstanding Company Shares (the “Reduced Purchase Amount”) and purchase, on a pro rata basis based on the Company Shares actually deposited in the Offer by each such holder of Company Shares, Company Shares representing the Reduced Purchase Amount. See the “Introduction” to this Offer to Purchase, Section 1 — “Terms of the Offer” and Section 15 — “Conditions of the Offer.”

What are the “associated preferred stock purchase rights”?

For each share of Company Stock issued, the holder of such share also holds one Company Right associated with such share pursuant to the Company Rights Agreement. The Company Rights are not currently represented by separate certificates. Instead, they are evidenced by the certificates of shares of the Company Stock underlying the Company Rights and they automatically trade with the associated Company Stock. Unless the context otherwise requires, all references to Company Shares in the Offer include the Company Rights and a tender of shares of Company Stock will include a tender of the associated Company Rights. See Section 1 — “Terms of the Offer.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $20.88 per Company Share, net to you in cash, without interest and less any required withholding taxes (the “Offer Price”). If you are the record owner of your Company Shares and you directly tender your Company Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Company Shares through a broker, banker or other nominee, and your broker, banker or other nominee tenders your Company Shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. Microsemi, our parent company, will provide us with sufficient funds to purchase all Company Shares validly tendered in the Offer and not validly withdrawn and to provide funding for our Merger (as defined below) with Seller, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not subject to a financing condition. Microsemi intends to provide us with the necessary funds from credit facilities for which we have received a commitment letter, alternative financing, cash on hand or the issuance of other debt or equity securities. In addition, pursuant to the Merger Agreement, Microsemi has the option to obtain a loan from Seller in connection with the consummation of the Merger. See Section 9 — “Source and Amount of Funds.”

Is your or Microsemi’s financial condition relevant to my decision to tender my Company Shares in the Offer?

No. We do not believe our or Microsemi’s financial condition is relevant to your decision of whether to tender Company Shares and accept the Offer because:

•	the Offer is being made for all outstanding Company Shares solely for cash;

•

we, through Microsemi, will have sufficient financial resources available to purchase all Company Shares validly tendered and not withdrawn subject to the Offer, and to provide funding for the Merger, which is expected to follow the successful completion of the Offer;

•	the Offer is not conditioned on our or Microsemi’s ability to obtain financing; and

•	if we consummate the Offer, we expect to acquire any remaining Company Shares for the same cash price in the Merger.

See Section 9 — “Source and Amount of Funds.”

How long do I have to decide whether to tender my Company Shares in the Offer?

Unless we extend the Offer, you will have until 12:00 midnight, New York City time, on November 1, 2010, to tender your Company Shares in the Offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares.”

Can the Offer be extended and under what circumstances?

Yes. Subject to certain exceptions and conditions, we have agreed in the Merger Agreement that the Offer may be extended as follows:

•

We are required to extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or the NASDAQ Global Market (“NASDAQ”) that is applicable to the Offer.

•	We are required to extend the Offer for successive periods of up to 10 business days each if, at the time of a scheduled expiration, any offer condition is not satisfied or waived.

•

We may elect to extend the Offer for successive periods of up to 10 business days each if, at the time of a scheduled expiration, we have not received financing as contemplated under the Merger Agreement.

•

We may extend the Offer for successive periods of up to 10 business days each to permit additional Company Shares to be tendered into the Offer such that upon exercise of the Top-Up Option (defined below), we will own at least one Company Share more than 90% of the Company Shares then outstanding.

We are permitted to elect to extend the Offer in the circumstances described in the third and fourth bullet points above only if all of the tender offer conditions (including the Minimum Condition) have been satisfied or waived. If we elect to so extend the Offer, we will be deemed to have irrevocably waived all of the tender offer conditions and our rights to terminate the Merger Agreement, subject to certain exceptions specified in the Merger Agreement.

Except in limited circumstances, the Offer will not be extended beyond the “Outside Date” (which is defined in the Merger Agreement as March 1, 2011).

See Section 1 — “Terms of the Offer” for more details on our obligation and ability to extend the Offer.

Can the Offer be extended after Purchaser has accepted and paid for Company Shares?

Yes. If immediately following the Acceptance Time and assuming exercise in full of the Top-Up Option, we would own less than 90% of the Company Shares outstanding at that time (after giving effect to the exercise in full of the Top-Up Option), we may (but are not required to) provide a subsequent offering period (and one or more extensions thereof) in accordance with the Merger Agreement and Rule 14d-11 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).

See Section 1 — “Terms of the Offer” for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

Any extension of the Offer will be followed as promptly as practicable by public announcement, if required. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

The Offer is subject to several conditions including, among others,

•	satisfaction of the Minimum Condition (as defined below), and

•

the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of any other required consents or approvals of any governmental authority of competent jurisdiction under foreign antitrust laws.

The Offer is not subject to any financing condition.

The term “Minimum Condition” is defined in Section 15 — “Conditions of the Offer” and generally requires that there has been validly tendered and not withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement, the “Expiration Date”) that number of Company Shares which would represent a majority of the Company Shares then outstanding. As described above, however, Purchaser may, under certain circumstances described herein and subject to compliance with applicable law, elect to reduce the Minimum Condition to such number of Company Shares such that following the purchase of Company Shares in the Offer, Parent and its wholly owned subsidiaries, including Purchaser, would own the Reduced Purchase Amount and purchase, on a pro rata basis based on the Company Shares actually deposited in the Offer by each such holder of Company Shares, Company Shares representing the Reduced Purchase Amount.

The Offer is also subject to a number of other important conditions. A more detailed discussion of the conditions to the Offer is contained in Section 15 — “Conditions of the Offer.”

How do I tender my Company Shares?

To tender your Company Shares, you must deliver the certificates representing your Company Shares or confirmation of a book-entry transfer of such Company Shares into the Depositary’s account at Wells Fargo Bank, N.A. (the “Depositary”), together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, prior to the expiration of the Offer. If your Company Shares are held in street name (that is, through a broker, dealer or other nominee), they can be tendered by your nominee through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee on or prior to the expiration of the Offer that the missing items will be received by the Depositary within three NASDAQ trading days after the expiration of the Offer. For the tender to be valid, however, the Depositary must receive the missing items within that three-day trading period. See Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares.”

Until what time may I withdraw previously tendered Company Shares?

You may withdraw your previously tendered Company Shares at any time until the Offer has expired and, if we have not accepted your Company Shares for payment by December 3, 2010, you may withdraw them at any time after that date until we accept Company Shares for payment. This right to withdraw will not apply to Company Shares tendered in any subsequent offering period in accordance with Rule 14d-11 under the Exchange Act, if one is provided. Withdrawals of Company Shares may not be rescinded, although withdrawn Company Shares may be tendered again. See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Company Shares?

To withdraw previously tendered Company Shares, you must deliver a written notice of withdrawal, or a facsimile of such notice, with the required information to the Depositary while you still have the right to withdraw Company Shares. If you tendered Company Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Company Shares and such broker, banker or other nominee must effectively withdraw such Company Shares while you still have the right to withdraw Company Shares. See Section 4 — “Withdrawal Rights.”

What does the Seller Board think of the Offer?

The Seller Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are advisable, fair to, and in the best interests of Seller and holders of Company Shares, (ii) approved the Merger Agreement, the Offer and the Merger (such approval having been made in accordance with the California General Corporation Law (the “CGCL”)), and (iii) recommended that the holders of Company Shares accept the Offer and tender Company Shares pursuant to the Offer, and to the extent required by applicable law, approve the principal terms of the Merger.

A description of the reasons for the Seller Board’s approval of the Offer and the Merger is set forth in Seller’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to Seller’s shareholders together with this Offer to Purchase. See the “Introduction” to this Offer to Purchase.

If the tender offer is completed, will Seller continue as a public company?

No. Following the purchase of Company Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, Seller will no longer be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Company Shares, there may be so few remaining shareholders and publicly held Company Shares that the Company Shares will no longer be eligible to be traded through NASDAQ or other securities exchanges, there may not be an active public trading market for the Company Shares, and Seller may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. To the extent Seller qualifies, after the closing of the Offer, we intend to cause Seller to terminate its NASDAQ listing and SEC registration. See Section 13 — “Certain Effects of the Offer.”

Will the tender offer be followed by a merger if all of the Company Shares are not tendered in the Offer?

Yes. If we accept for payment and pay for Company Shares in connection with this Offer, we expect to be merged with and into Seller in accordance with the terms of the Merger Agreement (the “Merger”). If that Merger takes place, all remaining shareholders of Seller (other than us, Microsemi, Seller and its subsidiaries, and shareholders who properly demand and perfect dissenters’ rights under the CGCL) will receive $20.88 per Company Share (or any other price per Company Share that is paid in the Offer) net in cash, without interest and less any required withholding taxes (the “Merger Consideration”), and Seller will become a wholly owned subsidiary of Microsemi. See the “Introduction” to this Offer to Purchase.

What is the Top-Up Option and when could it be exercised?

Seller has granted to us an irrevocable option (the “Top-Up Option”) exercisable only in accordance with the terms and subject to the conditions set forth in the Merger Agreement, to purchase at a price per Company Share equal to the Offer Price, that number of newly issued Company Shares (the “Top-Up Option Shares”) equal to the lowest number of Company Shares that, when added to the number of Company Shares collectively owned by Microsemi or us at the time of exercise of the Top-Up Option (excluding Company Shares tendered in the Offer pursuant to guaranteed delivery instructions as to which delivery has not been completed at the time of exercise of the Top-Up Option), constitutes one Company Share more than 90% of the sum of (i) the then outstanding Company Shares plus (ii) a number equal to the number of Company Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights including Seller’s outstanding restricted stock units (the “Company RSUs”), stock appreciation rights (the “Company SARs”), options to purchase one or more Company Shares (the “Company Stock Options”) and Company Shares to be issued pursuant to Seller’s Amended and Restated 1993 Employee Stock Purchase Plan (the “ESPP”), in each case, which are convertible or exercisable prior to the date that is 10 business days after such exercise and the issuance of the Top-Up Option Shares; provided, however, that the Top-Up Option will not be exercisable for

Company Shares in excess of the number of Company Shares authorized and unissued or held in the treasury of Seller. The Top-Up Option is not exercisable unless, immediately after such exercise and the issuance of Company Shares, we, together with Microsemi, would hold one Company Share more than 90% of the then outstanding Company Shares. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting us to effect a “short-form merger” pursuant to the CGCL). We expect to exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, if we acquire less than 90% of the issued and outstanding Company Shares in the Offer. See Section 11 — “The Transaction Documents”; Section 12 — “Purpose of the Offer; Plans for Seller”; and Section 16 — “Certain Legal Matters; Regulatory Approvals.”

If I decide not to tender, how will the Offer affect my Company Shares?

If you decide not to tender your Company Shares in the Offer and the Merger occurs, you will subsequently receive the Merger Consideration, which is the same amount of cash per Company Share that you would have received had you tendered your Company Shares in the Offer, without any interest being paid on such amount and with such amount being subject to any required withholding taxes. Therefore, if the Merger takes place, the only difference to you between tendering your Company Shares and not tendering your Company Shares is that you will be paid sooner if you tender your Company Shares. If you decide not to tender your Company Shares in the Offer, and we purchase the tendered Company Shares, but the Merger does not occur, you will remain a shareholder of Seller. However, there may be so few remaining shareholders and publicly traded Company Shares that the Company Shares will no longer be eligible to be traded through NASDAQ or other securities exchanges and there may not be an active public trading market for the Company Shares. Also, as described above, Seller may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. To the extent Seller qualifies, after the closing of the Offer, we intend to cause Seller to terminate its NASDAQ listing and SEC registration. See the “Introduction” to this Offer to Purchase and Section 13 — “Certain Effects of the Offer.”

Have any shareholders previously agreed to tender their Company Shares in the Offer or vote their Company Shares in favor of the Merger if a shareholder vote is required?

Yes. Certain of Seller’s directors, executive officers and other shareholders have agreed to tender their Company Shares in the Offer and vote their Company Shares in favor of the Merger if a shareholder vote is required. Collectively, these shareholders directly or indirectly own approximately 10.6% of the Company Shares outstanding on the date of the Merger Agreement. See Section 11 — “The Transaction Documents.”

What is the market value of my Company Shares as of a recent date?

On October 1, 2010, the last full day of trading before the public announcement and commencement of the Offer, the closing price of the Company Shares on NASDAQ was $16.02 per Company Share. We encourage you to obtain a recent quotation for the Company Shares in deciding whether to tender your Company Shares. See Section 6 — “Price Range of Company Shares; Dividends.”

Will I have dissenters’ rights in connection with the Offer?

No dissenters’ rights are available in connection with the Offer. However, under California law, shareholders who continue to own their Company Shares at the time of the Merger and fulfill certain other requirements of the CGCL will have the right to demand and perfect dissenters’ rights in connection with the Merger. See Section 12 — “Purpose of the Offer; Plans for Seller — Dissenters’ Rights.”

What are the United States federal income tax consequences of having my Company Shares accepted for payment in the Offer or receiving cash in the Merger?

The exchange of Company Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder (as defined below) who sells Company Shares pursuant to the Offer or receives cash in exchange for Company Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received in respect of the shares and the shareholder’s adjusted tax basis in the Company Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. See Section 5 — “Certain Material United States Federal Income Tax Consequences.”

Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

Who should I call if I have questions about the Offer?

You may call Georgeson Inc. at (866) 482-5136 (toll-free) or Georgeson Securities Corporation at (800) 445-1790 (toll-free). Georgeson Inc. is acting as the Information Agent and Georgeson Securities Corporation is acting as the Dealer Manager for the Offer. See the back cover of this Offer to Purchase.

To the Holders of Company Shares:

INTRODUCTION

Artful Acquisition Corp., a California corporation (“Purchaser”) and a wholly owned subsidiary of Microsemi Corporation, a Delaware corporation (“Parent” or “Microsemi”), hereby offers to purchase (the “Offer”) all outstanding shares of common stock, $0.001 par value per share (the “Company Stock”), of Actel Corporation, a California corporation (“Seller”), together with the associated preferred stock purchase rights (the “Company Rights”) issued in connection with and subject to the Preferred Stock Rights Agreement, dated as of October 17, 2003 (as amended, the “Company Rights Agreement”), between Seller and Wells Fargo Bank, N.A. (which Company Rights together with the shares of Company Stock are hereinafter collectively referred to as “Company Shares”), or such reduced amount of Company Shares as described below, at a price of $20.88 per Company Share, net to the selling shareholder in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated October 2, 2010 (the “Merger Agreement”), by and among Parent, Purchaser, and Seller. The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Condition (as defined below), (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of any other required consents or approvals of any governmental authority of competent jurisdiction under foreign antitrust laws, and (iii) other customary closing conditions. The Offer is not subject to any financing condition. See Section 15 — “Conditions to the Offer.”

The term “Minimum Condition” is defined in Section 15 — “Conditions of the Offer” and generally requires that there has been validly tendered and not withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement, the “Expiration Date”) that number of Company Shares which would represent a majority of the Company Shares then outstanding. If, at any expiration date of the Offer, all of the conditions to the consummation of the Offer (including the Minimum Condition) have been satisfied or waived, but the number of Company Shares validly tendered in the Offer and not properly withdrawn is less than that number of Company Shares which, when added to the number of Company Shares that may be issued pursuant to the Top-Up Option (as defined below) in compliance with the Merger Agreement, would represent at least one Company Share more than 90% of the Company Shares then outstanding, then upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, Purchaser may elect to reduce the Minimum Condition to a number of Company Shares such that following the purchase of Company Shares in the Offer, Parent and its wholly owned subsidiaries, including Purchaser, would own 49.9% of the then outstanding Company Shares (the “Reduced Purchase Amount”) and purchase, on a pro rata basis based on the Company Shares actually deposited in the Offer by each such holder of Company Shares, Company Shares representing the Reduced Purchase Amount.

Seller has represented to Parent and Purchaser in the Merger Agreement that as of September 30, 2010, 25,916,764 Company Shares were issued and outstanding; 5,153,974 Company Shares were potentially issuable upon exercise of options to purchase one or more Company Shares (the “Company Stock Options”); 328,869 Company Shares were subject to outstanding restricted stock units (the “Company RSUs”); 1,399,650 Company Shares were subject to stock appreciation rights (the “Company SARs”); and 6,519,680 Company Shares were authorized for issuance pursuant to Seller’s Amended and Restated 1993 Employee Stock Purchase Plan (the “ESPP”).

Tendering shareholders who are record owners of their Company Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Company Shares by Purchaser pursuant to the Offer. Shareholders who hold their Company Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Board of Directors of Seller (the “Seller Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger (as defined below), are advisable, fair to, and in the best interests of Seller and holders of Company Shares, (ii) approved the Merger Agreement, the Offer and the Merger (such approval having been made in accordance with the California General Corporation Law (the “CGCL”)), and (iii) recommended that the holders of Company Shares accept the Offer and tender Company Shares pursuant to the Offer, and to the extent required by applicable law, approve the principal terms of the Merger.

The Merger Agreement provides that, as soon as possible following the successful consummation of the Offer and subject to the conditions described in Section 11 — “The Transaction Documents,” Purchaser will be merged with and into Seller with Seller continuing as the surviving corporation and a wholly owned subsidiary of Microsemi (the “Merger”). Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Company Share outstanding immediately prior to the Effective Time (other than Company Shares directly owned by Parent, Purchaser, or any direct or indirect wholly owned subsidiary of Parent or Seller, or held by shareholders who properly demand and perfect dissenters’ rights under the CGCL) will be canceled and converted into the right to receive $20.88 (or any other per Company Share price paid in the Offer) net to the selling shareholder in cash, without interest and less any required withholding taxes (the “Merger Consideration”).

The Merger is subject to the satisfaction or waiver of certain conditions, including the acceptance for purchase of Company Shares by Purchaser pursuant to the Offer, approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Company Shares, if such approval is required under applicable law, and there being no applicable law prohibiting the consummation of the Merger. If we hold, together with all Company Shares held by Parent, pursuant to the Offer or otherwise, at least 90% of the Company Shares following the successful consummation of the Offer, then we and Microsemi will effect the Merger as soon as practicable following the consummation of the Offer without a vote of Seller’s shareholders. If we do not hold, together with all Company Shares held by Parent, at least 90% of the then outstanding Company Shares, we will seek approval of the Merger Agreement and the Merger by Seller’s shareholders. Seller has agreed, if required by applicable law, to establish a record date for, duly call, give notice of, convene, and hold a meeting of its shareholders to be held as promptly as practicable following Purchaser’s acceptance for payment of Company Shares tendered pursuant to and subject to the conditions of the Offer solely for the purpose of considering and taking action upon the approval of the Merger Agreement. Parent and Purchaser have agreed to vote their and any of their subsidiaries’ Company Shares in favor of the approval of the Merger Agreement. If the Minimum Condition and the other conditions of the Offer are satisfied and the Offer is completed, Microsemi and Purchaser, together with those shareholders who are parties to the Tender and Support Agreement, will own that number of Company Shares sufficient to cause the Merger Agreement to be approved without the affirmative vote of any other holder of Company Shares. See Section 11 — “The Transaction Documents.”

Seller has granted to Purchaser an irrevocable option (the “Top-Up Option”) exercisable only in accordance with the terms and subject to the conditions set forth in the Merger Agreement, to purchase at a price per Company Share equal to the Offer Price, that number of newly issued Company Shares (the “Top-Up Option Shares”) equal to the lowest number of Company Shares, that when added to the number of Company Shares collectively owned by Microsemi or Purchaser at the time of exercise of the Top-Up Option (excluding Company Shares tendered in the Offer pursuant to guaranteed delivery instructions as to which delivery has not been completed at the time of exercise of the Top-Up Option), constitutes one Company Share more than 90% of the sum of (i) the then outstanding Company Shares plus (ii) a number equal to the number of Company Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights including outstanding Company RSUs, Company SARs, Company Stock Options and Company Shares to be issued pursuant to the ESPP, in each case, which are convertible or exercisable prior to the date that is 10 business days after such exercise and the issuance of the Top-Up Option Shares; provided, however, that the Top-Up Option will not be exercisable for Company Shares in excess of the number of Company Shares authorized and unissued or held in the treasury of Seller. The Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of Company Shares, we, together with Microsemi, would hold one Company Share more than 90% of the then outstanding Company Shares.

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Company Shares, or such reduced amount of Company Shares as described below, validly tendered prior to the Expiration Date and not withdrawn as permitted under Section 4 — “Withdrawal Rights” promptly following the expiration of the Offer (the time and date of the acceptance for payment, the “Acceptance Time”). The term “Expiration Date” means 12:00 midnight, New York City time, on November 1, 2010, unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of the Merger Agreement or as required by applicable laws or the interpretations of the Securities and Exchange Commission (the “SEC”), in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended, expires. The Offer may not be terminated prior to the “Outside Date” (which is defined in the Merger Agreement as March 1, 2011), unless the Merger Agreement is terminated pursuant to its terms, in which case Purchaser will irrevocably and unconditionally terminate the Offer promptly (but in no event more than one business day) after such termination of the Merger Agreement.

The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Condition, (ii) the expiration or termination of any applicable waiting period under the HSR Act, and the receipt of any other required consents or approvals of any governmental authority of competent jurisdiction under foreign antitrust laws, and (iii) other customary closing conditions. The Offer is not subject to any financing condition. See Section 15 — “Conditions to the Offer.”

The term “Minimum Condition” is defined in Section 15 — “Conditions of the Offer” and generally requires that there has been validly tendered and not withdrawn prior to the Expiration Date that number of Company Shares which would represent a majority of the Company Shares then outstanding. If, at any expiration date of the Offer, all of the conditions to the consummation of the Offer (including the Minimum Condition) have been satisfied or waived, but the number of Company Shares validly tendered in the Offer and not properly withdrawn is less than that number of Company Shares which, when added to the number of Company Shares that may be issued pursuant to the Top-Up Option (as defined below) in compliance with the Merger Agreement, would represent at least one Company Share more than 90% of the Company Shares then outstanding, then upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, Purchaser may elect to reduce the Minimum Condition to a number of Company Shares such that following the purchase of Company Shares in the Offer, Parent and its wholly owned subsidiaries, including Purchaser, would own 49.9% of the then outstanding Company Shares and purchase, on a pro rata basis based on the Company Shares actually deposited in the Offer by each such holder of Company Shares, Company Shares representing the Reduced Purchase Amount.

Each of Parent and Purchaser expressly reserves the right from time to time to increase the price per Company Share payable in the Offer, to waive any tender offer condition, or to amend, modify or supplement any of the tender offer conditions or terms of the Offer; provided, that, without the prior written consent of Seller, other than as described in this Section 1 or in Section 15 — “Conditions to the Offer,” no change may be made that changes or waives the Minimum Condition or decreases the number of Company Shares sought to be purchased by Purchaser in the Offer; reduces the price per Company Share payable in the Offer; extends or otherwise changes the Expiration Date; changes the form of consideration payable in the Offer; amends, modifies or supplements any of the tender offer conditions (other than to waive such conditions); or amends, modifies or supplements the terms of the Offer in a manner that adversely affects the holders of Company Shares in their capacities as such.

Notwithstanding the foregoing, unless the Merger Agreement is terminated in accordance with its terms, (i) Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the NASDAQ Global Market (“NASDAQ”) that is applicable to the Offer, and (ii) if, on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any tender offer condition is not satisfied or waived, Purchaser will extend the Offer for successive periods of 10 business days each (or any longer period as may be requested by and approved in advance by Seller) in order to permit the satisfaction of all of the tender offer conditions described in Section 15 — “Conditions of the Offer”; provided, however, that in no event with respect to clauses (i) and (ii) above shall Purchaser be required to extend the Offer beyond the Outside Date; and provided further, however, that if, at any Expiration Date (other than any such Expiration Date that follows an extension of the Offer in connection with a failure to obtain financing or to permit additional Company Shares to be tendered into the Offer to attain the Short-Form Merger Threshold (as defined below), all of the tender offer conditions (except for the Minimum Condition) are satisfied or have been waived, Purchaser shall only be required to extend the Offer and its Expiration Date for one or more successive periods in order to permit the satisfaction of all other tender offer conditions for an aggregate of 40 business days, unless the Minimum Condition is satisfied earlier.

If at any Expiration Date, all of the tender offer conditions described in Section 15 — “Conditions of the Offer” (including the Minimum Condition) shall have been satisfied or waived, but (i) there exists an uncured failure to release any portion of the debt financing contemplated by the Commitment Letter, and (ii) such failure to obtain such financing impedes the ability of Parent or Purchaser to accept Company Shares for payment in the Offer, then Purchaser is permitted to extend the Offer for one or more successive periods as determined by Purchaser of up to 10 business days each (or any longer period approved in advance by Seller) until the Outside Date to cure the failure to receive such financing. In addition, if, at any Expiration Date, all of the tender offer conditions described in Section 15 — “Conditions of the Offer” (including the Minimum Condition) shall have been satisfied or waived, but the number of Company Shares validly tendered in the Offer and not properly withdrawn is less than that number of Company Shares which, when added to the number of Company Shares that may be issued pursuant to the Top-Up Option described below, would represent at least one Company Share more than 90% of the Company Shares then outstanding (including such Company Shares issued upon exercise of the Top-Up Option) (the “Short-Form Merger Threshold”), then in such case Purchaser may, in its sole discretion, (i) extend the Offer for successive periods of up to 10 business days each (or any longer period approved in advance by Seller) until the Outside Date to permit additional Company Shares to be tendered into the Offer such that the Short-Form Merger Threshold is attained, or (ii) subject to compliance with applicable law, reduce the Minimum Condition to such number of Company Shares such that following the purchase of Company Shares in the Offer, Parent and its wholly owned subsidiaries, including Purchaser, would own the Reduced Purchase Amount and purchase, on a pro rata basis based on the Company Shares actually deposited in the Offer by each such holder of Company Shares, Company Shares representing the Reduced Purchase Amount.

In the event that Purchaser elects to extend the offer to obtain financing or to reach the Short-Form Merger Threshold as described in the previous paragraph, each of Parent and Purchaser will be deemed to have irrevocably waived all of the tender offer conditions described in Section 15 — “Conditions of the Offer” (other than the condition related to Seller’s failure to comply with or perform any covenant, obligation or agreement of Seller under the Merger Agreement, which shall be deemed to have been satisfied so long as Seller has not engaged in an Intentional Breach (as defined below) of any of its covenants, obligations or agreements under this Agreement required to be performed prior to the expiration of the Offer and such Intentional Breach has not been cured) and the right to terminate the Merger Agreement except with Seller’s consent or in connection with a change in recommendation by the Seller Board or the non-satisfaction of the tender offer condition related to Seller’s failure to comply with or perform any covenant, obligation or agreement of Seller under the Merger Agreement, which shall be deemed to have been satisfied so long as Seller has not engaged in an Intentional Breach (as defined below) of any of its covenants, obligations or agreements under this Agreement required to be performed prior to the expiration of the Offer and such Intentional Breach has not been cured, as such termination rights are described in Section 11 — “The Transaction Documents.” Under the Merger Agreement, an “Intentional Breach” is defined as a breach by Seller of a covenant, obligation or agreement under the Merger Agreement only if: (i) such covenant, obligation or agreement is material to Parent and Purchaser; (ii) Seller shall have willfully breached such covenant, obligation or agreement; (iii) the breach of such covenant, obligation or agreement is the substantial or principal cause of, or resulted in, the failure of Parent and Purchaser to consummate the Financing prior to the Outside Date for purposes of funding the purchase of Company Shares in the Offer; and (iv) the Seller employee or representative taking the action, failing to take the action, or authorizing (or failing to authorize) the action, as the case may be, giving rise to the breach of such covenant, obligation or agreement shall have had actual knowledge, at the time of Seller’s breach of such covenant, obligation or agreement, that such action (or failure to act) was a breach of such covenant, obligation or agreement under the Merger Agreement. Notwithstanding such irrevocable waiver of the tender offer conditions, (A) neither Parent nor Purchaser, without the prior written consent of Seller, will be permitted to accept for payment (or pay for) any Company Shares that are tendered in the Offer unless the Minimum Condition is satisfied at such time, (B) during any extension of the Offer described in the previous paragraph with respect to a financing failure or to attain the Short-Form Merger Threshold, Seller will not exercise any remedies against Parent or Purchaser for failure to accept for payment (or pay for) any Company Shares that are tendered in the Offer, and (C) if for any reason (other than a failure of the tender offer condition related to Seller’s failure to comply with or perform any covenant, obligation or agreement of Seller under the Merger Agreement, which shall be deemed to have been satisfied so long as Seller has not engaged in an Intentional Breach of any of its covenants, obligations or agreements under this Agreement required to be performed prior to the expiration of the Offer and such Intentional Breach has not been cured), Purchaser does not accept for payment (and pay for) all Company Shares validly tendered in the Offer and not properly withdrawn at the expiration of such successive period(s), then Parent and Purchaser shall be deemed to be in breach of the Merger Agreement.

If immediately following the Acceptance Time and assuming exercise in full of the Top-Up Option, Parent, Purchaser and their respective wholly owned subsidiaries would own less than 90% of the Company Shares outstanding at that time (after giving effect to the exercise in full of the Top-Up Option), Purchaser may, in its sole discretion without the consent of Seller, provide for a “Subsequent Offering Period” (and one or more extensions thereof) following the Acceptance Time (as provided in Rule 14d-11 under the Exchange Act) of not less than 3 nor more than 20 business days in the aggregate (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act). Promptly (within the meaning of Rule 14e-1(c) promulgated under the Exchange Act) after any Company Shares are validly tendered during any such subsequent offering period (or extension thereof), Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all such Company Shares.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Company Shares or is unable to accept Company Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Company Shares, and such Company Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, the ability of Purchaser to delay the payment for Company Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder’s offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement if required. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, an offer generally must remain open for a minimum of ten business days following the dissemination of such information to shareholders.

Seller has agreed to provide Purchaser with Seller’s shareholder list and security position listings for the purpose of disseminating the Offer to holders of Company Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Company Shares whose names appear on Seller’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Company Shares, to banks, brokers, dealers, and other nominees whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Company Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and pay for, all Company Shares, or such reduced amount of Company Shares as described in this Section 1 or in Section 15 — “Conditions of the Offer,” validly tendered prior to the Expiration Date (and not properly withdrawn), promptly following the Expiration Date. If Purchaser provides for a Subsequent Offering Period, Purchaser will accept for payment, and pay for, all validly tendered Company Shares as they are received during such Subsequent Offering Period. See Section 1 — “Terms of the Offer.”

In all cases (including during any Subsequent Offering Period), payment for Company Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Company Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Company Shares (a “Book-Entry Confirmation”) into the Depositary’s account at Wells Fargo Bank, N.A. (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when the foregoing documents with respect to Company Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Company Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment, and thereby purchased, Company Shares validly tendered and not properly withdrawn as, if, and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Company Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Company Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Company Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Company Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Company Shares or is unable to accept Company Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Company Shares, and such Company Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights,” subject, however, to Purchaser’s obligation under Rule 14e-1(c) under the Exchange Act to pay for Company Shares tendered or return those Company Shares promptly after termination or withdrawal of the Offer.

If any tendered Company Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Company Shares than are tendered, Share Certificates evidencing unpurchased Company Shares will be returned, without expense to the tendering shareholder (or, in the case of Company Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares,” such Company Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Company Shares.

Valid Tenders. In order for a shareholder to validly tender Company Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Company Shares must be received by the Depositary at such address or (B) such Company Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”

Book-Entry Transfer. The Depositary will establish an account with respect to the Company Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Company Shares by causing the Book-Entry Transfer Facility to transfer such Company Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Company Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

For Company Shares to be validly tendered during any Subsequent Offering Period, the tendering shareholder must comply with the foregoing procedures, except that required documents and certificates must be received during such Subsequent Offering Period.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares,” includes any participant in the Book-Entry Transfer

Facility’s systems whose name appears on a security position listing as the owner of the Company Shares) of the Company Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Company Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations, and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a shareholder desires to tender Company Shares pursuant to the Offer and the Share Certificates evidencing such shareholder’s Company Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Company Shares may nevertheless be tendered; provided, that, all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

•

the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Company Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

Notwithstanding any other provision of this Offer, payment for Company Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates or a Book-Entry Confirmation of a book-entry transfer of such Company Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when the foregoing documents with respect to Company Shares are actually received by the Depositary.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Company Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender and assign the Company Shares tendered, as specified in the Letter of Transmittal. Purchaser’s acceptance for payment of Company Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Company Shares will be determined by Purchaser, in its sole discretion. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Company Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Company Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Appointment. By executing the Letter of Transmittal, the tendering shareholder will irrevocably appoint designees of Purchaser as such shareholder’s proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Company Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other Company Shares or other securities or rights issued or issuable in respect of such Company Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Company Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Company Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Company Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Company Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Seller’s shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Company Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Company Shares, Purchaser must be able to exercise full voting, consent, and other rights with respect to such Company Shares and other related securities or rights, including voting at any meeting of shareholders.

4. Withdrawal Rights.

Except as otherwise described in this Section 4, tenders of Company Shares made pursuant to the Offer are irrevocable. Company Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 3, 2010, in accordance with Section 14(d)(5) of the Exchange Act.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Company Shares to be withdrawn, the number of Company Shares to be withdrawn and the name of the registered holder of such Company Shares, if different from that of the person who tendered such Company Shares. If Share Certificates evidencing Company Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an

Eligible Institution, unless such Company Shares have been tendered for the account of an Eligible Institution. If Company Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Company Shares.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Company Shares, or is unable to accept Company Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Company Shares, and such Company Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.

Withdrawals of Company Shares may not be rescinded. Any Company Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Company Shares may be tendered again by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares” at any time prior to the Expiration Date or during a Subsequent Offering Period, if any.

No withdrawal rights will apply to Company Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Company Shares tendered in the Offer and accepted for payment. See Section 1 — “Terms of the Offer.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion. None of Purchaser, the Depositary, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain Material United States Federal Income Tax Consequences.

The following is a summary of certain material United States federal income tax consequences of the Offer and the Merger to shareholders of Seller who are “United States persons” (including U.S. citizens and domestic corporations) whose Company Shares are tendered and accepted for payment pursuant to the Offer or whose Company Shares are converted into the right to receive cash in the Merger. This discussion is not a complete analysis of all potential United States federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or United States federal tax laws other than United States federal income tax laws. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

The discussion applies only to shareholders of Seller who hold Company Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Company Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of shareholders who may be subject to different rules in light of their particular circumstances (such as insurance companies, tax-exempt organizations, tax-qualified retirement plans, financial institutions and broker-dealers, persons subject to the alternative minimum tax, partnerships and other pass-through entities (and persons who hold their Company Shares through a partnership or other pass-through entity, expatriates and long-term former United States residents, United States persons whose functional currency is not the United States dollar, traders in securities that elect to use the mark-to-market method of accounting, persons who validly exercise dissenters’ rights, shareholders who acquired Company Shares in connection with stock option or stock purchase plans or in other compensatory transactions, or shareholders who hold Company Shares as part of a straddle, hedge, constructive sale, conversion or other risk-reduction transaction). If a partnership holds the Company Shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Company Shares should consult their tax advisors regarding the tax consequences of the Offer and the Merger.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH SHAREHOLDER SHOULD CONSULT ITS, HIS OR HER OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER ON A BENEFICIAL HOLDER OF SHARES, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

Effect of the Offer and the Merger. The exchange of Company Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder who sells Company Shares pursuant to the Offer or receives cash in exchange for Company Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis in the Company Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Company Shares (that is, Company Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shareholder’s holding period for such Company Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Long term capital gains recognized by certain non-corporate shareholders upon a disposition of a Company Share is subject to reduced rates. In the case of a Company Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a shareholder’s capital losses.

Information Reporting and Backup Withholding. Under United States federal income tax law, the Depositary may be required to withhold and pay over to the IRS a portion of the amount of any payments pursuant to the Offer or the Merger, and certain information reporting may apply. In order to prevent backup federal income tax withholding, a shareholder must provide the Depositary with such shareholder’s correct taxpayer identification number (“TIN”) and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal or otherwise establish an exemption. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the shareholder and payment to the shareholder pursuant to the Offer may be subject to backup withholding at a rate of 28%. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowed as a credit against a shareholder’s U.S, federal income tax liability, if any, or a refund, so long as such shareholder timely and properly furnishes the required information to the IRS.

6. Price Range of Company Shares; Dividends.

The Company Shares trade on the NASDAQ Global Market under the symbol “ACTL.” The following table sets forth the high and low sale prices per Company Share for the periods indicated. Company Share prices are as reported on NASDAQ based on published financial sources.

	High	Low
Fiscal Year Ended January 4, 2009
First Quarter ended April 6, 2008	$15.70	$10.27
Second Quarter ended July 6, 2008	$18.79	$14.54
Third Quarter ended October 5, 2008	$17.28	$10.75
Fourth Quarter ended January 4, 2009	$12.72	$6.75
Fiscal Year Ended January 3, 2010
First Quarter ended April 5, 2009	$12.40	$8.24
Second Quarter ended July 5, 2009	$13.12	$9.88
Third Quarter ended October 4, 2009	$12.43	$10.03
Fourth Quarter ended January 3, 2010	$13.31	$10.83
Fiscal Year Ending January 2, 2011
First Quarter ended April 4, 2010	$14.72	$10.25
Second Quarter ended July 4, 2010	$17.10	$12.31
Third Quarter ended October 3, 2010	$16.88	$12.31

On October 1, 2010, the last full day of trading before the public announcement and commencement of the Offer, the closing price of the Company Shares on NASDAQ was $16.02 per Company Share.

Seller has never paid a cash dividend on the Company Shares. If we acquire control of Seller, we currently intend that no dividends will be declared on the Company Shares.

Shareholders are urged to obtain a current market quotation for the Company Shares.

7. Certain Information Concerning Seller.

General. Seller was founded and incorporated in California in 1985. Seller’s principal executive offices are located at 2061 Stierlin Court, Mountain View, California 94043. The telephone number of Seller is (650) 318-4200. The following description of Seller and its business is qualified in its entirety by reference to Seller’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010. Seller is a leading supplier of low-power field-programmable gate arrays (“FPGAs”), mixed-signal FPGAs, and system-critical FPGAs. Delivering the lowest power consumption of any comparably sized FPGAs at both the chip and the system level, Seller’s flash- and antifuse-based FPGA solutions enable power-efficient design. In support of its FPGAs, Seller offers design and development software and tools to optimize power consumption; power-smart intellectual property cores, including industry-standard processor technologies; the industry’s smallest footprint packaging; programming hardware and starter kits; and a variety of design services. Seller targets a wide range of applications in the aerospace, avionics, communications, consumer, industrial and military markets that require low power consumption, high reliability, or other attributes of Seller’s nonvolatile flash-and antifuse-based technologies that have an inherent competitive advantage over traditional SRAM-based FPGAs.

Available Information. The Company Shares are registered under the Exchange Act. Accordingly, Seller is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Seller’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

Although Purchaser has no knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to Seller or any of its subsidiaries or affiliates or for any failure by Seller to disclose any events which may have occurred or may affect the significance or accuracy of any such information.

8. Certain Information Concerning Parent and Purchaser.

General. Microsemi is a Delaware corporation, incorporated in the state of Delaware in 1960 and changing its named from Microsemiconductor Corporation in February 1983, with its principal executive offices located at 2381 Morse Avenue, Irvine, California 92614. The telephone number of Microsemi is (949) 221-7100. The following description of Microsemi and its business is qualified in its entirety by reference to Microsemi’s Annual Report on Form 10-K for the fiscal year ended September 27, 2009. Microsemi is a leading designer, manufacturer and marketer of high performance analog and mixed-signal integrated circuits and high-reliability semiconductors. Microsemi’s semiconductors manage and control or regulate power, protect against transient voltage spikes and transmit, receive and amplify signals. Microsemi’s products include individual components as well as integrated circuit solutions that enhance customer designs by improving performance, reliability and battery optimization, reducing size or protecting circuits. Microsemi operates in a single industry segment as a manufacturer of semiconductors in different geographic areas.

Purchaser is a California corporation, incorporated and formed in September 2010, with its principal offices located at 2381 Morse Avenue, Irvine, California 92614. The telephone number of Purchaser is (949) 221-7100. Purchaser is a wholly owned subsidiary of Microsemi. Purchaser was formed solely for the purpose of engaging in the Offer, the Merger and the other transactions contemplated by the Merger Agreement and has not engaged, and does not expect to engage, in any other business activities.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and executive officer of Microsemi and Purchaser and certain other information are set forth in Schedule I hereto.

Microsemi and Purchaser may each be deemed to have shared voting power and shared dispositive power with respect to (and therefore beneficially own) the 2,748,434 Company Shares subject to the Tender and Support Agreement, or approximately 10.6% of all outstanding Company Shares as of September 30, 2010. Microsemi expressly disclaims beneficial ownership of Company Shares covered by the Tender and Support Agreement. Except as described in this Offer to Purchase, (i) none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Company Shares and (ii) none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Company Shares during the past 60 days.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser, any majority-owned subsidiary of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any present or proposed material agreement, arrangement, understanding or relationship with Seller or any of its executive officers, directors or subsidiaries.

Except as set forth in this Offer to Purchase, none of Parent, Purchaser, or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with Seller or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Seller or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years. None of Parent, Purchaser or the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Parent, Purchaser or the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Microsemi and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Additionally, Microsemi is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Microsemi filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

9. Source and Amount of Funds.

Microsemi will provide Purchaser with sufficient funds to pay for all Company Shares accepted for payment in the Offer or to be acquired in the Merger. Microsemi and Purchaser estimate that approximately $550 million will be required to purchase all of the Company Shares pursuant to the Offer and the Merger, plus related transaction fees and expenses. Microsemi expects to fund the Offer and the Merger from the Facilities (defined below). However, the Offer is not conditioned upon Microsemi’s or Purchaser’s ability to obtain the Financing (defined below). Subject to the terms and conditions of the Merger Agreement, Microsemi and Purchaser intend to consummate the Offer and the Merger irrespective of the availability of the Financing, through alternative financing, cash on hand or the issuance of other debt or equity securities. In addition, pursuant to the Merger Agreement, Microsemi has the option to borrow up to $70 million from Seller in connection with the consummation of the Merger.

It is anticipated that any indebtedness incurred by Microsemi in connection with the Offer and the Merger will be refinanced or repaid from funds generated internally by Microsemi and its subsidiaries. No final decisions have been made concerning the repayment of such indebtedness or the timing of such payments, and such decisions will be made based on Microsemi’s review from time to time of the advisability of particular actions, as well as on interest rates and other economic conditions.

Credit Facilities. On October 1, 2010, Microsemi entered into a commitment letter (the “Commitment Letter”) with Morgan Stanley Senior Funding, Inc. (“MSSF”) pursuant to which MSFF has committed to provide $425,000,000 senior secured first lien credit facilities (the “Facilities,” and the provision of such funds as set forth in the Commitment Letter, the “Financing”), consisting of term loan facilities in an aggregate principal amount of $375,000,000 and a revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of $50,000,000. The Facilities are available to finance the Offer and the Merger and to pay fees and expenses related thereto. The Revolving Facility is also available for working capital requirements and other general corporate purposes. After consummation of the Merger, Microsemi can request, at any time and from time to time, the establishment of one or more term loan and/or revolving credit facilities with commitments in an aggregate amount not to exceed $100,000,000, the proceeds of which can be used for working capital requirements and other general corporate purposes. Under the Commitment Letter, MSSF will act as bookrunner, lead arranger and administrative agent. The actual documentation governing the Facilities has not been finalized, and accordingly, the actual terms may differ from the description of such terms below.

Syndication. Microsemi has agreed to assist, for a period of up to 60 days after the initial funding date, the lead arranger in connection with such syndication, including, without limitation, using commercially reasonable efforts to obtain ratings from Standard & Poor’s Rating Service and Moody’s Investors Service, Inc. that give pro forma effect to the Offer, the Merger and the initial borrowing under the Facilities.

Interest Rates. Interest under the Facilities are, at Microsemi’s option, Base Rate or LIBOR, plus a margin ranging from 2.25% to 3.25% for Base Rate-based loans that are either term A loans or revolving loans and ranging from 3.25% to 4.25% for LIBOR-based loans that are either term A loans or revolving loans, depending on Microsemi’s consolidated leverage ratio. The margin for Base Rate-based loans that are term B loans is 3.00% and the margin for LIBOR-based loans that are term B loans is 4.00%. Interest for Base Rate-based loans is calculated on the basis of a 365-day year and interest for LIBOR-based loans is calculated on the basis of a 360-day year.

Fees. Microsemi expects to pay upfront fees or original issue discount equal to 1.00% of the aggregate principal amount of the loans on the initial funding date. Additionally, Microsemi expects to pay an undrawn commitment fee ranging from 0.25% to 0.75% depending on Microsemi’s consolidated leverage ratio, on the unused portion of the Revolving Facility. If any letters of credit are issued, then Microsemi expects to pay a fronting fee equal to 0.25% per annum of the aggregate face amount of each letter of credit and a participation fee on all outstanding letters of credit at a per annum rate equal to the margin then in effect with respect to LIBOR-based loans under the Revolving Facility on the face amount of such letter of credit.

Conditions to Initial Funding. The initial borrowing under the Facilities is conditioned upon the satisfaction of conditions customary in similar transactions, including, without limitation:

•	the execution of final customary documentation;

•

the consummation of the Offer in accordance with applicable law and the Merger Agreement in all material respects, without waiver or amendment of the Merger Agreement or any consent under the Merger Agreement that is materially adverse to the interests of the lenders under the Facilities or the lead arranger without the prior written consent of the lead arranger and the administrative agent;

•	the absence of Material Adverse Effect (as defined below);

•	completion of the initial funding not less than 15 calendar days after delivery to the lead arranger of the final confidential information memorandum;

•

obtaining all necessary material governmental and third party consents and approvals required to be obtained under the Merger Agreement and the expiration of all applicable waiting periods without any adverse action being taken by any competent authority;

•	the payment of certain fees and expenses;

•	the lead arranger shall have received certain financial statements and forecasts;

•	the delivery of all necessary documentation under the Patriot Act;

•	the collateral agent shall have received a perfected security interest in the Collateral (defined below), subject to certain funds provisions; and

•

the representations and warranties in the Merger Agreement and the final customary documentation for the Facilities shall be true and correct in all material respects, subject to certain funds provisions.

Guarantees and Security. Subject to certain customary exceptions, all obligations of Microsemi under the Facilities will be unconditionally guaranteed by each of Microsemi’s existing and subsequently acquired or organized direct and indirect wholly owned domestic subsidiaries whose assets or revenues exceed 5% of the consolidated assets or revenues, as the case may be, of Microsemi (the “Guarantors”). Other domestic subsidiaries will be required to become a Guarantor to the extent that domestic subsidiaries excluded from such guarantee obligation represent more than 15% of the consolidated assets or revenues, as the case may be, of

Microsemi. The Facilities will be secured by a first priority lien and security interest in the following (collectively, the “Collateral”), in each case, subject to customary exceptions:

•

all equity interests of the Guarantors and each of Microsemi’s direct and indirect foreign subsidiaries whose assets or revenues exceed 5% of the consolidated assets or revenues, as the case may be, of Microsemi (and the equity interests in other foreign subsidiaries to the extent the excluded foreign subsidiaries would represent more than 15% of the consolidated assets or revenues, as the case may be, of Microsemi), except, in the case of any foreign subsidiary, such pledge would be limited to 65% of the voting equity and 100% of the non-voting equity of first-tier foreign subsidiaries;

•	all present and future tangible and intangible assets of Microsemi and the Guarantors;

•	all proceeds and products of such property and assets.

Representations, Warranties, Covenants and Events of Default. The Facilities will contain certain representations and warranties, certain affirmative covenants, certain negative covenants, certain financial covenants, certain conditions and events of default that are customarily required for similar financings.

Closing Loan. Pursuant to the Merger Agreement, Microsemi may borrow up to $70 million from Seller to finance the closing of the Merger (the “Closing Loan”). If so requested by Parent, such loan shall (i) be made immediately prior to the Effective Time of the Merger, (ii) bear simple interest at 4.0% per annum, (iii) be unsecured, (iv) be prepayable without penalty, (v) have a term of 60 days, and (vi) be evidenced by a promissory note prepared by the parties in a manner consistent with these terms. In the event that Parent elects to receive the Closing Loan, it shall give Seller at least three business days’ written notice of such election prior to the date on which the funding of such loan is to occur.

10. Background of the Offer; Past Contacts or Negotiations with Seller.

Microsemi regularly evaluates strategic alternatives to expand and diversify its operations and to enhance shareholder value, including potential strategic acquisitions of other companies and additional product lines and assets.

In December of 2009, Steven G. Litchfield, Microsemi’s Executive Vice President and Chief Strategy Officer, communicated to Seller Microsemi’s interest in scheduling meetings to discuss a potential acquisition of Seller. However, no meetings took place at this time.

In early April of 2010, Mr. Litchfield again contacted Seller in an attempt to schedule a discussion about a potential transaction between the companies. In response to these inquiries, representatives of Seller’s financial advisor, Goldman, Sachs & Co. (“Goldman Sachs”), informed Microsemi that Seller was running a formal process for soliciting interest of potential bidders for Seller. Microsemi expressed interest to Goldman Sachs in participating in this process.

Between April 6, 2010 and April 15, 2010, Seller, Goldman Sachs and Microsemi exchanged various communications relating to a non-disclosure agreement in connection with the process. The non-disclosure agreement was executed on April 15, 2010.

Between April 15, 2010 and May 4, 2010, representatives of Microsemi and its financial advisor, Stifel Nicolaus Weisel (“SNW”), received and reviewed materials from Seller.

On May 4, 2010, Microsemi submitted a written, non-binding indication of interest to purchase Seller at a price of $18.80 per Company Share, subject to satisfactory completion of due diligence.

Between May 7 and May 10, 2010, representatives of Microsemi and SNW, on the one hand, and Seller management and Goldman Sachs, on the other hand, met to discuss various aspects of Seller’s business in connection with Microsemi’s due diligence investigation.

On May 10, 2010, Microsemi withdrew its offer and exited the acquisition process. Informal discussions between the parties and their representatives continued during the following two weeks. On May 20, 2010, representatives of SNW met with representatives of Goldman Sachs, at which time SNW indicated that Microsemi was willing to continue to engage in acquisition discussions but only at a per share acquisition price of $18.00. On or about the following day, Goldman Sachs informed Microsemi that the Seller Board had rejected the revised proposal, and Microsemi indicated it was not willing to increase its offer above $18.00 per share at such time.

On August 13, 2010, Mr. Litchfield contacted Jeffrey C. Smith, a nonemployee director of Seller, to discuss the possibility of the companies’ re-engaging in discussions concerning a possible acquisition. Messrs. Litchfield and Smith conversed a number of times during the following week on the same topic.

On August 23, 2010, Microsemi submitted a written, non-binding indication of interest to purchase Seller at a price of $19.00 per Company Share, subject to satisfactory completion of due diligence and entry into an exclusivity agreement for a 45-day period. Between that date and September 7, 2010, representatives of Microsemi and Seller had several discussions and calls regarding a potential acquisition of Seller by Microsemi.

On September 8, 2010, representatives of Microsemi, Seller, Goldman Sachs and Stifel Nicolaus Weisel held a conference call to negotiate the terms of an acquisition of Seller by Microsemi. An agreement was not reached.

On September 10, 2010, James J. Peterson, President and Chief Executive Officer of Microsemi, and Daniel McCranie, the Chairman of Seller’s Board, held a face-to-face meeting to try to negotiate the principal terms of a potential acquisition of Seller by Microsemi. At that meeting, Mr. Peterson informed Mr. McCranie that Microsemi would be willing to increase its proposed price to $20.00 per Company Share.

On September 15, 2010, Messrs. Peterson and McCranie held another face-to-face negotiation over terms of a potential acquisition. Following these discussions, Microsemi submitted a written, non-binding indication of interest to purchase Seller at a price of $20.88 per Company Share, subject to satisfactory completion of due diligence and entry into an exclusivity agreement until October 15, 2010. During that same day, Microsemi and Seller, aided by their respective legal counsel and financial advisors, negotiated and entered into an agreement providing for exclusivity until October 15, 2010.

On September 16, 2010, representatives of Microsemi sent an initial due diligence request list to Seller. Beginning on September 19, 2010, representatives and advisors of Microsemi were given electronic access to certain information and documentation of Seller, which was reviewed through the following week in connection with the due diligence review of Seller.

On September 21, 2010, Microsemi’s outside legal counsel, O’Melveny & Myers LLP (“O’Melveny”) delivered a draft of the Merger Agreement to representatives of Seller’s outside legal counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Wilson”). In addition, on September 21, 2010, O’Melveny delivered to Wilson an initial draft of the Tender and Support Agreement, pursuant to which certain shareholders of Seller would agree, if necessary, to tender their Company Shares and to vote in favor of the Merger.

Between September 21 and September 23, 2010, Microsemi and Seller management negotiated an amendment to the companies’ nondisclosure agreement to permit the disclosure of information regarding the proposed transaction and Seller to potential financing partners for the transaction.

On September 23, 2010, representatives of Wilson delivered comments on the draft Merger Agreement. From that day until October 2, 2010, representatives of O’Melveny and Wilson, the companies and their respective financial advisors further discussed and negotiated the outstanding issues with respect to the terms of the proposed transaction. On October 2, 2010, the parties finalized the Merger Agreement and the schedules thereto as well as the Tender and Support Agreement.

Also on October 2, 2010, the Board of Directors of Microsemi held a meeting and unanimously approved the proposed transaction. Also on October 2, 2010, the Seller Board held a meeting and unanimously (i) determined that it is in the best interests of Seller and its shareholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution and delivery by Seller of the Merger Agreement and (iii) resolved to recommend that the holders of the Company Shares accept the Offer, tender their Company Shares to Purchaser pursuant to the Offer and, if required by the applicable provisions of the CGCL, adopt the Merger Agreement.

On that same day, Seller, Microsemi and Purchaser executed and delivered the Merger Agreement and related documents, and concurrently, Microsemi, Purchaser, and Seller’s directors and certain officers and certain shareholders, as described in Section 11 — “The Transaction Documents,” executed and delivered the Tender and Support Agreement.

On October 4, 2010, before the U.S. stock markets opened, Microsemi and Seller announced the transaction.

Seller’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed by Seller with the SEC and mailed to Seller’s shareholders, includes additional information on the background, negotiations and other activities related to potential transactions involving Seller and companies other than Microsemi. See the section entitled “Background” in Item 4 of the Schedule 14D-9.

11. The Transaction Documents.

The Merger Agreement. The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement itself, which we have filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO, which you may examine and copy as set forth in Section 8 — “Certain Information Concerning Parent and Purchaser” above. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase have the meanings set forth in the Merger Agreement.

Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement. The summary of the terms of the Merger Agreement is intended to provide information about the terms of the Merger. The terms and information in the Merger Agreement should not be relied on as disclosures about Parent or Seller without consideration of the entirety of public disclosure by Parent and Seller as set forth in all of their respective public reports with the SEC. The terms of the Merger Agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the Merger. In particular, the representations and warranties made by the parties to each other in the Merger Agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the Merger should events or circumstances change or be different from those stated in the representations and warranties. Such representations and warranties are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement, including information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement. Matters may change from the state of affairs contemplated by the representations and warranties, which subsequent information may or may not be fully reflected in Seller’s or Parent’s public disclosures.

The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable after the date of the Merger Agreement (but in no event later than October 4, 2010), provided that the Merger Agreement has not terminated in accordance with its terms. The Offer may not be terminated prior to the Outside Date unless the Merger Agreement is terminated pursuant to its terms, in which case Purchaser will irrevocably and unconditionally terminate the Offer promptly (but in no event more than one business day) after such termination of the Merger Agreement.

Conditions to the Offer. The obligation of Purchaser to accept for payment, purchase and pay for any Company Shares tendered pursuant to the Offer is subject to (x) the satisfaction of the Minimum Condition and (y) the other conditions set forth in Section 15 — “Conditions of the Offer.” The Offer is not subject to any financing condition. Each of Parent and Purchaser expressly reserves the right from time to time to increase the price per Company Share payable in the Offer, to waive any tender offer condition, or to amend, modify or supplement any of the tender offer conditions or terms of the Offer; provided, that, without the prior written consent of Seller, other than as described in this Section 11 or in Section 15 — “Conditions to the Offer,” no change may be made that changes or waives the Minimum Condition; decreases the number of Company Shares sought to be purchased by Purchaser in the Offer; reduces the price per Company Share payable in the Offer; extends or otherwise changes the Expiration Date; changes the form of consideration payable in the Offer; amends, modifies or supplements any of the tender offer conditions (other than to waive such conditions); or amends, modifies or supplements the terms of the Offer in a manner that adversely affects the holders of Company Shares in their capacities as such.

The Offer shall remain open until 12:00 midnight, New York City time, on the 20th business day beginning with (and including) the date that the Offer is commenced (the “Expiration Date”), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of the Merger Agreement or as required by applicable laws or the interpretations of the SEC (in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire).

Notwithstanding the foregoing, unless the Merger Agreement is terminated in accordance with its terms, (i) Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ that is applicable to the Offer, and (ii) if, on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any tender offer condition is not satisfied or waived, Purchaser will extend the Offer for successive periods of 10 business days each (or any longer period as may be requested by and approved in advance by Seller) in order to permit the satisfaction of all of the tender offer conditions described in Section 15 — “Conditions of the Offer”; provided, however, that in no event with respect to clauses (i) and (ii) above shall Purchaser be required to extend the Offer beyond the Outside Date; and provided further, however, that if, at any Expiration Date (other than any such Expiration Date that follows an extension of the Offer in connection with a failure to obtain financing or to permit additional Company Shares to be tendered into the Offer to attain the Short-Form Merger Threshold (as defined below), as described below), all of the tender offer conditions (except for the Minimum Condition) are satisfied or have been waived, Purchaser shall only be required to extend the Offer and its Expiration Date for one or more successive periods in order to permit the satisfaction of all other tender offer conditions for an aggregate of 40 business days, unless the Minimum Condition is satisfied earlier.

If at any Expiration Date, all of the tender offer conditions described in Section 15 — “Conditions of the Offer” (including the Minimum Condition) shall have been satisfied or waived, but (i) there exists an uncured failure to release any portion of the debt financing contemplated by the Commitment Letter, and (ii) such failure to obtain such financing impedes the ability of Parent or Purchaser to accept Company Shares for payment in the Offer, then Purchaser is permitted to extend the Offer for one or more successive periods as determined by Purchaser of up to 10 business days each (or any longer period approved in advance by Seller) until the Outside Date to cure the failure to receive such financing. In addition, if, at any Expiration Date, all of the tender offer conditions described in Section 15 — “Conditions of the Offer” (including the Minimum Condition) shall have been satisfied or waived, but the number of Company Shares validly tendered in the Offer and not properly withdrawn is less than that number of Company Shares which, when added to the number of Company Shares that may be issued pursuant to the Top-Up Option described below, would represent at least one Company Share more than 90% of the Company Shares then outstanding (including such Company Shares issued upon exercise of the Top-Up Option) (the “Short-Form Merger Threshold”), then in such case Purchaser may, in its sole discretion, (i) extend the Offer for successive periods of up to 10 business days each (or any longer period approved in advance by Seller) until the Outside Date to permit additional Company Shares to be tendered into the Offer such that the Short-Form Merger Threshold is attained, or (ii) subject to compliance with applicable law, reduce the Minimum Condition to such number of Company Shares such that following the purchase of

Company Shares in the Offer, Parent and its wholly owned subsidiaries, including Purchaser, would own the Reduced Purchase Amount and purchase, on a pro rata basis based on the Company Shares actually deposited in the Offer by each such holder of Company Shares, Company Shares representing the Reduced Purchase Amount.

In the event that Purchaser elects to extend the offer to obtain financing or to reach the Short-Form Merger Threshold as described in the previous paragraph, each of Parent and Purchaser will be deemed to have irrevocably waived all of the tender offer conditions described in Section 15 — “Conditions of the Offer” (other than the condition related to Seller’s failure to comply with or perform any covenant, obligation or agreement of Seller under the Merger Agreement, which shall be deemed to have been satisfied so long as Seller has not engaged in an Intentional Breach (as defined below) of any of its covenants, obligations or agreements under this Agreement required to be performed prior to the expiration of the Offer and such Intentional Breach has not been cured) and the right to terminate the Merger Agreement except with Seller’s consent or in connection with a change in recommendation by the Seller Board or the non-satisfaction of the tender offer condition related to Seller’s failure to comply with or perform any covenant, obligation or agreement of Seller under the Merger Agreement, which shall be deemed to have been satisfied so long as Seller has not engaged in an Intentional Breach (as defined below) of any of its covenants, obligations or agreements under this Agreement required to be performed prior to the expiration of the Offer and such Intentional Breach has not been cured, as such termination rights are described below. Under the Merger Agreement, an “Intentional Breach” is defined as a breach by Seller of a covenant, obligation or agreement under the Merger Agreement only if: (i) such covenant, obligation or agreement is material to Parent and Purchaser; (ii) Seller shall have willfully breached such covenant, obligation or agreement; (iii) the breach of such covenant, obligation or agreement is the substantial or principal cause of, or resulted in, the failure of Parent and Purchaser to consummate the Financing prior to the Outside Date for purposes of funding the purchase of Company Shares in the Offer; and (iv) the Seller employee or representative taking the action, failing to take the action, or authorizing (or failing to authorize) the action, as the case may be, giving rise to the breach of such covenant, obligation or agreement shall have had actual knowledge, at the time of Seller’s breach of such covenant, obligation or agreement, that such action (or failure to act) was a breach of such covenant, obligation or agreement under the Merger Agreement. Notwithstanding such irrevocable waiver of the tender offer conditions, (A) neither Parent nor Purchaser, without the prior written consent of Seller, will be permitted to accept for payment (or pay for) any Company Shares that are tendered in the Offer unless the Minimum Condition is satisfied at such time, (B) during any extension of the Offer described in the previous paragraph with respect to a financing failure or to attain the Short-Form Merger Threshold, Seller will not exercise any remedies against Parent or Purchaser for failure to accept for payment (or pay for) any Company Shares that are tendered in the Offer, and (C) if for any reason (other than a failure of the tender offer condition related to Seller’s failure to comply with or perform any covenant, obligation or agreement of Seller under the Merger Agreement, which shall be deemed to have been satisfied so long as Seller has not engaged in an Intentional Breach of any of its covenants, obligations or agreements under this Agreement required to be performed prior to the expiration of the Offer and such Intentional Breach has not been cured), Purchaser does not accept for payment (and pay for) all Company Shares validly tendered in the Offer and not properly withdrawn at the expiration of such successive period(s), then Parent and Purchaser shall be deemed to be in breach of the Merger Agreement.

If immediately following the Acceptance Time and assuming exercise in full of the Top-Up Option, Parent, Purchaser and their respective wholly owned subsidiaries would own less than 90% of the Company Shares outstanding at that time (after giving effect to the exercise in full of the Top-Up Option), Purchaser may, in its sole discretion without the consent of Seller, provide for a “Subsequent Offering Period” (and one or more extensions thereof) following the Acceptance Time (as provided in Rule 14d-11 under the Exchange Act) of not less than 3 nor more than 20 business days in the aggregate (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act). Promptly (within the meaning of Rule 14e-1(c) promulgated under the Exchange Act) after any Company Shares are validly tendered during any such subsequent offering period (or extension thereof), Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all such Company Shares.

Top-Up Option. Seller has granted to Purchaser an irrevocable option exercisable only in accordance with the terms and subject to the conditions set forth in the Merger Agreement, to purchase at a price per Company Share equal to the Offer Price, that number of newly issued Company Shares equal to the lowest number of Company Shares that, when added to the number of Company Shares collectively owned by Microsemi or Purchaser at the time of exercise of the Top-Up Option (excluding Company Shares tendered in the Offer pursuant to guaranteed delivery instructions as to which delivery has not been completed at the time of exercise of the Top-Up Option), constitutes one Company Share more than 90% of the sum of (i) the then outstanding Company Shares plus (ii) a number equal to the number of Company Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights including Company RSUs, Company SARs, Company Stock Options and Company Shares to be issued pursuant to the ESPP, in each case, which are convertible or exercisable prior to the date that is 10 business days after such exercise and the issuance of the Top-Up Option Shares; provided, however, that the Top-Up Option will not be exercisable for Company Shares in excess of the number of Company Shares authorized and unissued or held in the treasury of Seller. The Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of Company Shares, Parent and Purchaser would hold one Company Share more than 90% of the then outstanding Company Shares.

The Merger. The Merger Agreement provides that following the satisfaction or waiver of the offer conditions, at the Effective Time, Purchaser will be merged with and into Seller with Seller being the surviving corporation in the Merger (the “Surviving Corporation”). In the event that Parent and Purchaser collectively hold at least 90% of the then outstanding Company Shares, Parent, Purchaser and Seller have agreed, subject to the conditions to the Merger discussed below, to take all necessary and appropriate action to cause the Merger to becomes effective in accordance with Section 1110 of the CGCL as soon as reasonably practicable (but in no event more than 24 hours unless otherwise restricted or prohibited by law) after such acquisition, without a meeting of the shareholders of Seller. Following the Effective Time, the separate corporate existence of Purchaser will cease, and Seller will continue as the Surviving Corporation, wholly owned by Parent. Purchaser may elect to delay the Merger for up to 90 days to obtain financing as contemplated under the Merger Agreement; provided, that, in the event Purchaser elects to delay the Merger to obtain financing, then Parent and Purchaser will be deemed to have irrevocably waived all conditions to the Merger.

The directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Purchaser immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Pursuant to the Merger Agreement, each Company Share outstanding immediately prior to the Effective Time (other than Company Shares directly owned by Parent, Purchaser, or any direct or indirect wholly owned subsidiary of Parent or Seller, or held by shareholders who properly demand and perfect dissenters’ rights under the CGCL) will be converted into the right to receive the Merger Consideration.

Treatment of Equity Awards in the Merger. The Merger Agreement provides that at the Effective Time of the Merger by virtue of the Merger and without any action on the part of Parent, Purchaser, Seller or the holders of Company Stock Options, Company SARs or Company RSUs, as applicable, the Company Stock Options, Company SARs and Company RSUs will be treated as follows:

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each Company Stock Option outstanding immediately prior to the Effective Time that is held by a Continuing Employee or Continuing Service Provider (a “Continuing Option”) will be assumed by Parent. Each Continuing Option assumed by Parent will continue to have, and be subject to the same terms and conditions of such stock option immediately prior to the Effective Time, including the vesting restrictions, except for administrative changes that are not adverse to the holder of a Continuing Option or to which the holder consents and except that (i) each Continuing Option will be exercisable for a number of shares of Parent common stock (the “Parent Common Stock”) equal to the product of the number of Company Shares that would be issuable upon exercise of the Continuing Option outstanding immediately prior to the Effective Time multiplied by the quotient obtained by dividing (A) the Merger Consideration by (B) the average closing price of Parent Common Stock on NASDAQ for the five trading days immediately preceding (but not including) the Effective Time (the “Exchange Ratio”), rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed Continuing Option will be equal to the quotient determined by dividing the per share exercise price of the Continuing Option outstanding immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, and (iii) all references to the “Company” in the applicable Company Stock Option Plans and the stock option agreements will be references to Parent. Each Continuing Option so assumed by Parent is intended to qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Continuing Option qualified as an incentive stock option prior to the Effective Time;

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each Company Stock Option that is outstanding immediately prior to the Effective Time and that is held by a person who is not a Continuing Employee or Continuing Service Provider (a “Terminating Option”) will be cancelled at the Effective Time. Each Terminating Option that is vested and exercisable at the Effective Time (after giving effect to any accelerated vesting occurring in connection with the Offer or the Merger and/or the holder’s termination of employment on or prior to the Effective Time) and has a per-share exercise price that is less than the Merger Consideration will be automatically converted into the right to receive as soon as practicable after the Effective Time, an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable per-share exercise price of such Termination Option by (ii) the number of Company Shares subject to the vested portion of such Terminating Option, less all applicable deductions and withholdings required by law to be withheld in respect of such payment. Terminating Options that are not vested and exercisable at the Effective Time (after giving effect to any accelerated vesting referred to above) shall be automatically cancelled for no consideration at the Effective Time;

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each outstanding Company RSU that is outstanding and unvested immediately prior to the Effective Time and that is held by a Continuing Employee or Continuing Service Provider (a “Continuing RSU”) will be assumed by Parent and each Continuing RSU assumed by Parent will continue to have and be subject to the same terms and conditions of such Company RSU in effect immediately prior to the Effective Time, including the vesting restrictions, except for administrative changes that are not adverse to the holder of a Continuing RSU or to which the holder consents and except that (i) each such Company RSU shall cover a number of shares of Parent Common Stock equal to the product of the number of Company Shares that would be issuable under the Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) all references to the “Company” in the applicable Company Stock Option Plans and the restricted stock unit agreements will be references to Parent;

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each Company RSU (or portion thereof) that vests and becomes settleable by its terms at the Effective Time will not be assumed but will be converted into the right to receive, in exchange for the cancellation of the Company RSU (or portion thereof), an amount in cash, without interest, equal to the Merger Consideration multiplied by the number of Company Shares subject to such Company RSU (or settable portion thereof) immediately prior to the Effective Time and any such payment will be subject to all applicable tax withholding requirements;

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each Company RSU that is outstanding immediately prior to the Effective Time and that is held by a person who is not a Continuing Employee or a Continuing Service Provider (a “Terminating RSU”) will be cancelled at the Effective Time. Each holder of a Terminating RSU that is vested at the Effective Time (after giving effect to any accelerated vesting occurring in connection with the Offer and the Merger and/or the holder’s termination of employment on or prior to the Effective Time) shall be eligible to receive as soon as practicable after the Effective Time (or, to the extent required in order to avoid the holder becoming subject to any tax, penalty or interest under Section 409A of the Code, the earliest payment date provided for in the terms and conditions of the Terminating RSU) an amount in cash (without interest) equal to (i) the Merger Consideration multiplied by (ii) the number of Company Shares subject to each Terminating RSU, less all applicable deductions and withholdings required by law to be withheld in respect of such payment. Terminating RSUs that are not vested at the Effective Time shall be automatically cancelled for no consideration at the Effective Time;

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each Company SAR that is outstanding immediately prior to the Effective Time that is held by a Continuing Employee or Continuing Service Provider (a “Continuing SAR”) will be assumed by Parent. Each Continuing SAR assumed by Parent will continue to have, and be subject to the same terms and conditions of such Continuing SAR immediately prior to the Effective Time, including the vesting restrictions, except for administrative changes that are not adverse to the holder of the Continuing SAR or to which the holder consents and except that (i) each Continuing SAR will cover a number of shares of Parent’s common stock equal to the product of the number of Company Shares that are subject to the Continuing SAR outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent common stock, and (ii) the per share exercise price of such assumed Continuing SAR will be equal to the quotient determined by dividing the per share exercise price for such Continuing SAR outstanding immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, and (iii) all references to the “Company” in the applicable Company Stock Option Plans and the stock appreciation rights agreements will be references to Parent; and

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each Company SAR that is outstanding immediately prior to the Effective Time that is not a Continuing SAR (a “Terminating SAR”) shall in each case be cancelled at the Effective Time. Each Terminating SAR that is vested and exercisable at the Effective Time (after giving effect to any accelerated vesting occurring in connection with the Transactions and/or the holder’s termination of employment on or prior to the Effective Time) and has a per-share exercise price that is less than the Merger Consideration shall be converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable per-share exercise price of such Terminating SAR by (y) the number of Company Shares subject to such Terminating SAR, less all applicable deductions and withholdings required by law to be withheld in respect of such payment. Terminating SARs that are not vested and exercisable at the Effective Time (after giving effect to any accelerated vesting referred to above) shall be automatically cancelled for no consideration at the Effective Time.

In addition, all outstanding and unvested Company Stock Options held by the non-employee directors of Seller under Seller’s 2003 Director Stock Option Plan, as amended, shall be accelerated by Seller and become exercisable in full immediately prior to the effectiveness of the resignation or termination of such non-employee directors and, to the extent not exercised prior to the Effective Time, shall be treated as Terminating Options.

The rights of participants in the ESPP with respect to any offering period underway immediately prior to the Effective Time under the ESPP will be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. After the date of the Merger Agreement, no new participants will be permitted to enroll in the ESPP, no participant may increase the rate of his or her participation in the ESPP from the level in effect on the date of the Merger Agreement, and no new offering or purchase period will commence under the ESPP.

Prior to the Effective Time, Seller has agreed to take such actions (including obtaining consents from holders) as may be necessary to effect the treatment of the Company Stock Options, Company RSUs, Company SARs and the ESPP in connection with the Merger as described above.

Representations and Warranties. The Merger Agreement contains representations and warranties made by Seller to Parent and Purchaser and representations and warranties made by Parent and Purchaser to Seller. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement.

In the Merger Agreement, Seller has made customary representations and warranties to Parent and Purchaser, including representations relating to: organization and qualification; Seller subsidiaries; Articles of Incorporation and Bylaws; capitalization; authority relative to the Merger Agreement; no conflict; required filings and consents; permits; compliance; Seller SEC filings; Seller financial statements; absence of certain changes or events; absence of litigation; employee benefit plans (including certain representations relating to Rule 14d-10 of the Exchange Act); labor and employment matters; offer documents; Schedule 14D-9; proxy statement; property and leases; intellectual property; taxes; environmental matters; material contracts; insurance; brokers and expenses; takeover laws; customers and suppliers; certain business practices; data protection; systems and information technology; minute books; export control laws; government contracts; affiliate transactions; the Company Rights Agreement; vote required; and opinion of financial advisor.

In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Seller, including representations relating to: corporate organization; authority relative to the Merger Agreement; no conflict; required filings and consents; financing; offer documents; proxy statement; Schedule 14D-9; absence of litigation; ownership and operations of Purchaser; and vote required.

Certain representations and warranties of Seller are qualified by reference to a Material Adverse Effect. As used in the Merger Agreement, a “Material Adverse Effect” means any event, occurrence, condition, circumstance, development, state of facts, change, or effect, individually or when taken together with all other effects, that is materially adverse to, or has had a material adverse effect on the business, financial condition, assets, properties, liabilities or results of operations of Seller and its subsidiaries, taken as a whole; provided, that none of the following effects after the date of the Merger Agreement shall be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in the industry in which Seller or any of its subsidiaries operates; (ii) changes in the general economic, political or business conditions within the U.S. or other jurisdictions in which Seller has operations; (iii) general changes in the economy or the financial, credit or securities markets (including in interest rates, exchange rates, stock, bond and/or debt prices or terms) of the U.S. or any other region outside of the U.S.; (iv) earthquakes, fires, floods, hurricanes, tornadoes or similar catastrophes, or acts of terrorism, war, sabotage, national or international calamity, military action or any other similar event or any change, escalation or worsening thereof after the date hereof; (v) any change in generally accepted accounting principles or any change in laws applicable to the operation of the business of Seller and its subsidiaries; (vi) any effect, including loss of customers or employees of Seller or its subsidiaries, resulting from the announcement or pendency of the Offer and the Merger; (vii) any decline in the market price, or change in trading volume, of the capital stock of Seller, or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided, that the underlying causes of such decline, change or failure may be considered in determining whether there was a Material Adverse Effect; or (viii) any actions taken, or failure to take any action, in each case, to which Parent or Purchaser has expressly approved, consented or requested or that is required or prohibited by the Merger Agreement; provided that an effect described in any of clauses (i)-(iii) and (v) may be taken into account to the extent Seller and its subsidiaries are disproportionately affected thereby relative to other peers of Seller and its subsidiaries in the same industries in which Seller and its subsidiaries operate.

Seller Board Representation; Section 14(f). The Merger Agreement provides that, subject to compliance with applicable law, upon acceptance for payment of any Company Shares pursuant to the Offer and from time to time thereafter, Purchaser will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Seller Board as shall give Purchaser representation on the Seller Board equal to the product of (i) the total number of directors on the Seller Board (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Company Shares beneficially owned by Purchaser and any subsidiary of Purchaser following such acceptance bears to the total number of Company Shares outstanding, and Seller will promptly take all actions reasonably necessary to cause Purchaser’s designees to be elected as directors of Seller, including, at Parent’s election, by increasing the size of the Seller Board or seeking and accepting the resignations of incumbent directors, or both; provided, however, that in all events the minimum number of the members of the Seller Board will be five and Purchaser’s designees will be of such number so as to constitute at least a majority of the members of the Seller Board, including in the circumstance where the Minimum Condition is reduced as described in Section 15 — “Conditions of the Offer.”

At such times, Seller will also take all necessary action to cause persons designated by Purchaser to constitute the same percentage (rounded up if necessary) as persons designated by Purchaser constitute to the Seller Board of (i) each committee of the Seller Board, (ii) the board of directors of each of Seller’s subsidiaries, and (iii) each committee of each such board. Seller will promptly take all action required to effect any such election or appointment, including all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and will include in the Schedule 14D-9 such information with respect to Seller and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser will supply to Seller any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

The Merger Agreement also provides that, following the election or appointment of Purchaser’s designees as directors pursuant to the Merger Agreement and prior to the Effective Time or termination of the Merger Agreement by Seller, the approval of a majority of the Independent Directors shall be required to authorize (i) any amendment or termination of the Merger Agreement on behalf of Seller, (ii) any extension by Seller of the time for the performance of any of the obligations of Parent or Purchaser under the Merger Agreement, or any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Seller, (iii) any amendment of the articles of incorporation or bylaws of Seller, and (iv) any other determination with respect to any action to be taken or not taken by or on behalf of Seller or the Seller Board relating to the Merger Agreement or the transactions contemplated thereby that is reasonably likely to adversely impact the holders of Company Shares. Such authorization shall constitute the authorization of the Seller Board and no other action on the part of Seller, including any action by any other director of Seller, shall be required to authorize such action. For purposes of the Merger Agreement, an “Independent Director” means a member of the Seller Board who is independent for purposes of the continued listing requirements of NASDAQ.

In the event that Purchaser’s designees are elected or appointed to the Seller Board pursuant to the provisions of the Merger Agreement described in the immediately preceding paragraphs, then, until the Effective Time, Seller shall cause the Seller Board to maintain at least two Independent Directors; provided, however, that, if any Independent Director is unable to serve due to death, disability or other reason, the remaining Independent Director(s) shall be entitled to elect or designate another individual to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who are not employees, officers, directors or affiliates of Seller, Parent or Purchaser, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

Conduct of Business Pending the Merger. The Merger Agreement provides that between the date of the Merger Agreement and the earlier of (1) the Effective Time and (2) the date upon which Purchaser’s designees constitute a majority of the members of the Seller Board, except (w) with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), (x) as expressly contemplated by the Merger Agreement, (y) as set forth in the disclosure letter or (z) as required in compliance with all applicable laws, Seller shall, and shall cause each of its subsidiaries to, (i) conduct its businesses in the ordinary course of business and in a manner consistent with past practice; and (ii) use commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its current officers, employees, and consultants and to preserve its current relationships with its customers, suppliers, distributors, licensors, licensees and other persons with which its has business relations. The Merger Agreement further provides that, except as (x) expressly contemplated by the Merger Agreement, (y) set forth in the disclosure letter or (z) as required in compliance with all applicable laws, neither Seller nor any of its subsidiaries shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which shall not be unreasonably withheld or delayed):

•	amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

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issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of Seller or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest and including any Company RSUs, Company SARs, Company Stock Options or voting securities), of Seller or any of its subsidiaries, except for the issuance of Company Shares pursuant to exercises of stock options or Company SARs or vesting of Company RSUs outstanding on September 30, 2010 in accordance with the terms of those options, Company SARs or Company RSUs, as in effect on the date of the Merger Agreement and the issuance of Company Shares pursuant to the ESPP (subject to the rights of participants in the ESPP with respect to any offering period underway immediately prior to the Effective Time, as otherwise provided under the Merger Agreement);

•	transfer, lease, sell, pledge, license, dispose of or encumber any material assets or properties of Seller or any of its subsidiaries, except in the ordinary course of business;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions made by a Company subsidiary to Seller or another Company subsidiary);

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except (i) in accordance with agreements evidencing Company Stock Options, Company SARs or Company RSUs or (ii) tax withholdings and exercise price settlements upon the exercise of Company Stock Options or Company SARs or vesting of Company RSUs;

•

(i) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any person; (ii) incur any indebtedness for borrowed money or issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any person, in each case, other than between Seller and any subsidiary of Seller or between subsidiaries of Seller; (iii) make any loans, advances or capital contributions, except for employee loans or advances for travel expenses and extended payment terms for customers, in each case subject to applicable law and only in the ordinary course of business; (iv) make, authorize, or make any commitment with respect to (A) any single capital expenditure or other expenditure that is inconsistent with the budget provided to Parent and Purchaser, except for (I) non-capital expenditures in the ordinary course of business and (II) leasehold improvements that commenced prior to the date of the Merger Agreement and are continuing in a manner materially consistent with the budget provided to Parent and Purchaser and the conduct of such improvements prior to the date of the Merger Agreement; (v) make or direct to be made any capital investments or equity investments in any entity, other than investments in any wholly owned subsidiary; or (vi) enter into or amend any contract, commitment or arrangement with respect to the foregoing;

•

except as may be required by applicable law or a contract in effect on the date of the Merger Agreement, (i) increase the compensation payable or to become payable (including bonus grants) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit not required as of the date of the Merger Agreement by a Plan (as defined in the Merger Agreement) as existing on the date of the Merger Agreement and disclosed to Parent and Purchaser, to directors or executive officers of Seller or, other than in the ordinary course of business, the other employees, or service providers of Seller or any of its subsidiaries, (ii) grant any severance or termination pay or benefits to, or enter into any employment, severance, retention, change in control, consulting, or termination contract with, any director, officer or other employee or other service providers of Seller and of its subsidiaries, subject to certain exceptions, other than offer letters, employment agreements, or consulting agreements entered into in the ordinary course of business and consistent with past practice that are terminable at will and without material liability to Seller or any of its subsidiaries, or separation and release agreements that provide immaterial severance pay to non-officer employees or service providers in the ordinary course of business and consistent with past practice, (iii) establish, adopt, enter into or amend any bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, contract, trust, fund, policy or arrangement for the benefit of any director, officer or employee or other service providers (including the ESPP), except as permitted by the Merger Agreement or as necessary to maintain tax-qualified status or tax-favored treatment, or (iv) hire, elect or appoint any officer or director;

•

enter into any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by Seller or any of its subsidiaries that would reasonably be expected to result in a material liability to Seller and its subsidiaries, taken as a whole;

•

except as publicly announced prior to the date of the Merger Agreement, announce, implement or effect any reduction in labor force greater than 5% of the total Seller headcount, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Seller or any of its subsidiaries, other than routine employee terminations;

•

enter into a new line of business that (A) is material to Seller and of its subsidiaries taken as a whole, or (B) represents a category of revenue that is not discussed in Item 1 of Seller’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010;

•

make, change or revoke any material tax election, adopt or change any accounting period or any material accounting method, file any amended tax return, enter into any closing agreement with respect to material taxes, settle any material tax claim or assessment relating to Seller or any of its subsidiaries, surrender any right to claim a refund of material taxes, consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to Seller or any of its subsidiaries, or destroy or dispose of any books and records with respect to tax matters relating to periods beginning before the Effective Time and for which the statute of limitations is still open or under which a record retention agreement is in place with a governmental authority;

•	settle any material claim, litigation, suit, complaint, action, hearing, proceeding, investigation, arbitration or mediation by or before any governmental authority;

•

enter into certain contracts or amendments that would be a “Company Material Contract” (as defined in the Merger Agreement), amend or modify in any material respect in a manner that is adverse (taken as a whole) to Seller or its subsidiaries, or consent to the termination of, any Company Material Contract, or waive or consent to the termination of Seller’s or any of its subsidiaries’ material rights thereunder;

•

enter into any contracts (i) under which Seller or any of its subsidiaries grants or agrees to grant to any third party any assignment, license, release, immunity or other right with respect to any of Seller’s intellectual property (other than non-exclusive licenses of software granted to customers in the ordinary course of business consistent with Seller’s or any of its subsidiaries’ past practices), (ii) under which Seller or any of its subsidiaries establishes with any third party a joint venture, strategic relationship, or partnership pursuant to which Seller agrees to develop or create (whether jointly or individually) any material intellectual property, products or services; (iii) that will cause or require (or purport to cause or require) the Surviving Corporation or Parent to (A) grant to any third party any license, covenant not to sue, immunity or other right with respect to or under any of the intellectual property or intellectual property rights owned by Parent; or (B) be obligated to pay any royalties or other amounts, or offer any discounts, to any third party (other than, with respect to the Surviving Corporation and its subsidiaries only, in connection with non-exclusive licenses of software, or contracts for licenses to or other rights to use systems, entered into in the ordinary course of business consistent with past practice);

•

enter into or amend any contract pursuant to which any other party is granted, or that otherwise subjects Seller or any of its subsidiaries or Parent or any of its subsidiaries to, any non-competition, “most-favored nation,” exclusive marketing or other exclusive rights of any type or scope that materially restrict Seller or any of its subsidiaries or, upon completion of the Offer or the Merger, Parent or any of its subsidiaries, from engaging or competing in any line of business or in any location;

•

enter into or amend or otherwise modify any contract or arrangement with persons that are affiliates or are executive officers or directors of Seller, except as otherwise permitted or required by the Merger Agreement;

•

commence any material litigation, suit, complaint, action, hearing proceeding, arbitration or mediation by or before any governmental authority, except as otherwise permitted or required by the Merger Agreement;

•

delay the payment of any trade payables to vendors and other third parties or accelerate the collection of trade receivables and other receivables by offering discounts or otherwise, in each case outside the ordinary course of business consistent with past practices;

•

terminate, cancel, amend or modify any insurance coverage policy maintained by Seller or any of its subsidiaries that is not simultaneously replaced by a comparable amount of insurance coverage, other than with respect to certain plans for which benefits are provided through insurance contracts;

•	enter into, participate in, establish or join any new standards-setting organization, university or industry bodies or consortia; or

•	otherwise make a commitment, to do any of the foregoing.

In addition, Seller has agreed that, if Purchaser reduces the Minimum Condition to 49.9% as described in Section 15 — “Condition of the Offer,” then Seller will take no action whatsoever (including the redemption of any Company Shares) that would have the effect of increasing the percentage of direct or indirect ownership of Company Shares by Parent and its controlled affiliates, including Purchaser, in excess of 49.9%.

Shareholders Meeting. The Merger Agreement provides that Seller will, if the approval of the Merger Agreement by Seller’s shareholders is required by applicable law in order to consummate the Merger, hold a meeting of its shareholders for the purpose of approving the Merger Agreement.

No Solicitation of Transactions. The Merger Agreement contains provisions prohibiting (subject to certain exceptions as described below and in the Merger Agreement) Seller and each of its subsidiaries, as well as prohibiting Seller and each of its subsidiaries from knowingly permitting their respective directors, officers, employees or agents, including financial and legal advisors and other representatives (collectively, “Representatives”), from directly or indirectly:

•	soliciting, initiating, knowingly encouraging or knowingly facilitating any Acquisition Proposal (as defined below) or the making of any Acquisition Proposal;

•

entering into, continuing or otherwise participating in any discussions or negotiations regarding, or furnishing to any person any information with respect to, or otherwise cooperating in any way with, any Acquisition Proposal;

•	waiving, terminating, modifying or failing to enforce any provision of any contractual “standstill,” confidentiality or similar obligation of any person other than Parent or its affiliates; or

•

taking any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or any restrictive provision of any applicable anti-takeover provision in Seller’s organizational documents, in each case inapplicable to any person (other than Parent, Purchaser or any of their affiliates) or any Acquisition Proposal (and to the extent permitted thereunder, Seller shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any such person or Acquisition Proposal under any such provisions).

Any breach of the foregoing provisions by any of Seller’s subsidiaries or Seller’s or any of Seller’s subsidiaries’ directors, officers, employees or agents shall be deemed to be a breach by Seller.

The Merger Agreement also provides that Seller shall, and shall cause its subsidiaries and instruct its and its subsidiaries’ Representatives to, (i) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal (as defined below), and (ii) request the prompt return or destruction of all confidential information previously furnished to such person(s) prior to the date of the Merger Agreement.

However, at any time prior to the acceptance of Company Shares pursuant to the Offer, in response to an unsolicited bona fide written Acquisition Proposal that the Seller Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is, or is reasonably likely to result in a Superior Proposal (as defined below), and which Acquisition Proposal was made after the date of the Merger Agreement and did not result from a breach of the non-solicitation provisions of the Merger Agreement, Seller may, subject to compliance with the provisions of the Merger Agreement that require Seller to keep Parent informed as to any Acquisition Proposal, (i) furnish information with respect to Seller and its subsidiaries to the person making such Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement containing provisions, including confidentiality and standstill provisions, that are no less favorable to Seller than those contained in confidentiality agreement between Seller and Parent, and expressly permitting Seller to comply with the provisions of the Merger Agreement that require Seller to keep Parent informed as to any Acquisition Proposal; provided, that, all such information has previously been provided to Parent or is provided to Parent prior to or concurrent with the time it is provided to such person, and (ii) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, but only if and to the extent that in connection with the foregoing clauses (i) and (ii), the Seller Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that failure to take such action would reasonably be expected to result in a breach by the Seller Board of its fiduciary duties under applicable Law, and provided, Seller shall not take any of the actions referred to in the foregoing clauses (i) and (ii) unless Seller shall have provided Parent with at least 24 hours’ prior written notice that it intends to take such action. In addition, prior to the first date on which any particular Company Shares are accepted for payment pursuant to the Offer, Seller may, to the extent the Seller Board determines in good faith (after consultation with its outside legal counsel) that failure to take such action would reasonably be expected to result in a breach by the Seller Board of its fiduciary duties under applicable law, not enforce any confidentiality, standstill or similar agreement to which Seller or any of its subsidiaries is a party for the sole purpose of allowing the other party to such agreement to submit an Acquisition Proposal, or with respect to another party that has submitted an Acquisition Proposal, solely with respect to such submission, that will constitute, or is reasonably likely to lead to, a Superior Proposal, that did not, in each case, result from a breach of the non-solicitation provisions of the Merger Agreement.

The Merger Agreement also requires that Seller will promptly (and in any event within 24 hours of learning of the relevant information) advise Parent orally and in writing of the receipt of any Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry which Seller would reasonably expect to lead to an Acquisition Proposal), including the material terms and conditions of such Acquisition Proposal (including any changes thereto) and the identity of the person making any such Acquisition Proposal and attaching a copy of any such written Acquisition Proposal, or if such Acquisition Proposal is provided orally to Seller, Seller shall summarize in writing the terms of such Acquisition Proposal (including for the avoidance of doubt any such request or other inquiry). Seller shall keep Parent informed promptly on a current basis in all material respects of the status and details (including any material change to the terms thereof) of any Acquisition Proposal. Seller shall provide Parent with 48 hours prior notice of any meeting of the Seller Board (or such lesser prior notice as is provided to the members of the Seller Board) at which the Seller Board is expected to consider any Acquisition Proposal or any such inquiry or to consider providing information to any person or group in connection with an Acquisition Proposal or any such inquiry. Seller shall publicly reaffirm the Seller Board Recommendation (as defined below) within 10 business days of the commencement of any tender or exchange offer or public announcement or public notice of an Acquisition Proposal from a third party, after receipt of a written request from Parent to provide such reaffirmation, unless a Change in Recommendation (as defined below) is permitted pursuant to the provisions of the Merger Agreement.

The Merger Agreement also provides that neither the Seller Board nor any committee thereof will (i) (A) fail to make, withdraw, modify, amend or qualify or publicly propose to withdraw, modify, amend or qualify (in a manner adverse to Parent or Purchaser), the approval or recommendation by the Seller Board or any such committee thereof of the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement (the “Seller Board Recommendation”), (B) fail to recommend against acceptance of any tender or exchange offer other than the Offer for the Company Shares within 10 business days of the commencement of such offer, (C) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in (A)-(C) being referred to as a “Change in Recommendation”) or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow Seller or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Acquisition Proposal (other than a confidentiality agreement that (a) contains provisions, including confidentiality and standstill provisions, that are no less favorable to Seller than those contained in the confidentiality agreement between Microsemi and Seller, and (b) expressly permits Seller to comply with the non-solicitation provisions of the Merger Agreement) (any of the foregoing an “Acquisition Agreement”).

Notwithstanding the foregoing, if the Seller Board determines in good faith (after consultation with its outside legal counsel) that failure to take such action would reasonably be expected to result in a breach by the Seller Board of its fiduciary duties under applicable law, the Seller Board may at any time prior to the Acceptance Time and solely in response to an “Intervening Event” (defined in the Merger Agreement as any event relating to Seller or its subsidiaries which is (i) unknown to the Seller Board (or the consequences of which were not reasonably foreseeable to the Seller Board) as of the date of the Merger Agreement and (ii) becomes known to the Seller Board prior to the Acceptance Time; provided, however, that in no event will the receipt of an Acquisition Proposal or Superior Proposal constitute an Intervening Event), effect a Change in Recommendation; provided, however, that the Seller Board may not effect a Change in Recommendation unless Seller shall have provided prior written notice to Parent at least 72 hours in advance of its intention to take such action, which notice shall specify in reasonable detail the facts, circumstances and other conditions giving rise thereto, and prior to effecting such Change in Recommendation, Seller shall, and shall cause its Representatives to, during such 72-hour period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Change in Recommendation is no longer necessary; and provided, further, that the Seller Board shall not be permitted to effect a Change in Recommendation pursuant to this paragraph with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to this paragraph).

Notwithstanding the foregoing, at any time prior to the acceptance of Company Shares pursuant to the Offer, the Seller Board may in response to an Acquisition Proposal that the Seller Board determines in good faith (after consultation with its outside counsel and financial advisor) constitutes a Superior Proposal and that was not solicited, made after the date of the Merger Agreement, and did not result from a breach of the non-solicitation provisions of the Merger Agreement (A) make a Change in Recommendation if the Seller Board determines in good faith (after consultation with outside counsel), in light of the receipt of such Superior Proposal, that failure to make such Change in Recommendation would reasonably be expected to result in a breach by the Seller Board of its fiduciary duties under applicable law, or (B) cause Seller to terminate the Merger Agreement pursuant to its terms and concurrently with such termination enter into an Acquisition Agreement if Seller Board has concluded in good faith, after consultation with its outside counsel, in light of the receipt of such Superior Proposal, that such failure to so terminate the Merger Agreement would reasonably be expected to result in a breach by the Seller Board of its fiduciary duties under applicable law; provided, that, Seller shall not be entitled to terminate the Merger Agreement pursuant to clause (B) and any purported termination pursuant to clause (B) shall be void and have no force and effect, unless concurrently with such termination Seller pays by wire transfer of immediately available funds the Fee (as described below); provided, further, that (1) no Change in Recommendation may be made and (2) no termination of the Merger Agreement by Seller pursuant to clause (B) of this sentence may be made unless (i) Seller has provided Parent 72 hours’ prior written notice advising Parent that the Seller Board intends to take such action (a “Notice of Designated Superior Proposal”), which shall describe the terms and conditions of the Superior Proposal that is the basis for the proposed action by the Seller Board (the “Designated Superior Proposal”) and attach the most current form or draft of any written agreement providing for the transaction contemplated by such Designated Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Designated Superior Proposal and a 72-hour notice period); (ii) during such 72-hour period, if requested by Parent, the Seller Board has engaged in good faith negotiations with Parent to amend the Merger Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Superior Proposal no longer is a Superior Proposal; and (iii) at the end of such 72-hour period, such Acquisition Proposal has not been withdrawn and the Seller Board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (taking into account any proposals for changes to the terms of the Merger Agreement agreed to or proposed by Parent in a written, binding and irrevocable offer capable of being accepted by Seller in response to a Notice of Designated Superior Proposal, as result of the negotiations required by clause (ii) or otherwise).

The Merger Agreement does not prohibit Seller or the Seller Board from (i) making any disclosure to the holders of Company Shares if the Seller Board determines in good faith (after consultation with its outside legal counsel) that failure to make such disclosure would reasonably be expected to result in a breach by the Seller Board of its fiduciary duties under applicable law (provided that each such disclosure shall include a public reaffirmation of the Seller Board Recommendation), or (ii) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making a statement required by Rule 14d-9 under the Exchange Act or under Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, that the provisions described in this paragraph shall not be deemed to permit the Seller Board or any committee thereof to make a Change in Recommendation except as expressly permitted by the Merger Agreement (it being agreed that any “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act, or any substantially similar communication, and the delivery of a Notice of Designated Superior Proposal and any amendment or update to such notice and the determination to so deliver such notice, update or amendment and public disclosure with respect thereto shall not, by itself, be deemed to be a Change in Recommendation).

As used in the Merger Agreement, an “Acquisition Proposal” is any proposal, offer or indication of interest from a third party (whether or not in writing) relating to, or that would reasonably be expected to lead to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase by any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of (A) assets (including equity securities of any subsidiary of Seller) or businesses that constitute 15% or more of the revenues, net income or assets of Seller and the Seller’s subsidiaries, taken as a whole, or (B) beneficial ownership of 15% or more of any class of equity securities of Seller; (ii) any purchase or sale of, or tender or exchange offer for, equity securities of Seller that, if consummated, would result in any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of any class of equity securities of Seller; (iii) any merger, consolidation, business combination, recapitalization, reorganization, dual listed structure, joint venture, share exchange or similar transaction involving Seller or any of its subsidiaries pursuant to which the holders of Company Shares immediately prior to the consummation of such transaction (as a group) would hold less than 85% of the Company Shares (or the shares of common stock of the surviving or parent entity in such transaction) outstanding immediately following the consummation of such transaction, in each case other than the Offer and the Merger; or (iv) any liquidation or dissolution of Seller.

As used in the Merger Agreement, a “Superior Proposal” is any bona fide written Acquisition Proposal, which did not result from or arise in connection with a breach of the non-solicitation provisions of the Merger Agreement, made by a third party that, if consummated, would result in such third party’s (or its shareholders’) owning, directly or indirectly, 100% of the outstanding equity securities of Seller (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of Seller and its subsidiaries, taken as a whole, and that (i) the Seller Board determines in good faith (after consultation with its outside legal counsel and financial advisor) to be more favorable from a financial point of view to Seller’s shareholders than the Offer and the Merger (taking into account all terms and conditions of such proposal and of the Merger Agreement, including (1) any changes to the terms of the Merger Agreement proposed by Parent in response to such offer or otherwise, (2) whether the proposal is reasonably capable of being completed by such third party (taking into account, among other things, the expectation of obtaining required regulatory approvals and all other legal, financial and other aspects of the proposal and the third party making the proposal) and (3) if financing is required, whether such financing is reasonably available to the third party).

Directors’ and Officers’ Indemnification and Insurance. Parent agreed, pursuant to the Merger Agreement, from and after the Effective Time, to cause the Surviving Corporation to fulfill and honor in all respects the obligations of Seller pursuant to any indemnification, exculpation or advancement of expenses or similar agreement by Seller or any of its subsidiaries in favor of any present and former director, officer, employee, fiduciary or agent of Seller and any of its subsidiaries (and all other indemnification agreements of Seller that are on terms substantially similar to the indemnification agreements) and any indemnification, exculpation or advancement of expenses provisions under the articles of incorporation or bylaws (or comparable organizational documents) of Seller or any of its subsidiaries as in effect immediately prior to the Acceptance Time; provided, that, such obligations shall be subject to any limitation imposed from time to time under applicable law.

Prior to the Acceptance Time, Seller has agreed to purchase a pre-paid “tail” directors’ and officers’ liability insurance policy on terms and conditions providing substantially equivalent benefits and coverage levels as the current policies of directors’ and officers’ liability insurance maintained by Seller with respect to matters occurring prior to the Effective Time, and that by its terms shall provide coverage until the sixth annual anniversary of the Effective Time (the “Tail Policy”); provided, that, in satisfying such obligation, Seller shall not pay a lump-sum premiums in excess of 300% of the amount per annum Seller paid in its last full fiscal year, which amount Seller has disclosed to Parent and Purchaser. Parent has agreed to cause the Tail Policy (or, if the Tail Policy becomes unavailable for any reason, a substitute prepaid “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the Tail Policy, with a term extending for the remainder of such six-year period) to be in full force and effect for its full term and cause all obligations thereunder to be honored by Seller or, following the Effective Time, the Surviving Corporation.

Parent agreed, pursuant to the Merger Agreement, that in the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, will assume the obligations set forth in the Merger Agreement.

HSR Act Filing and International Antitrust Notifications. The Merger Agreement provides that as promptly as possible after the execution of the Merger Agreement (but in no event later than October 8, 2010), if required by law, each of Parent and Seller shall comply with all domestic and foreign regulatory approvals necessary to consummate the Merger. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

Company Rights Agreement. The Merger Agreement provides that Seller shall not take any action that would allow any “Person” (as defined in the Company Rights Agreement) to acquire 15% or more of the shares of Company Stock without being deemed as a “Beneficial Owner” or “Acquiring Person” (other than Parent, Purchaser or any subsidiary of Parent) and causing a “Distribution Date,” a “Shares Acquisition Date” or a “Triggering Event” (each as defined in the Company Rights Agreement) to occur. The Seller Board shall not make a determination that Parent, Purchaser or any of their respective affiliates or associates, directors, officers or employees is a “Beneficial Owner” or an “Acquiring Person” for purposes of the Company Rights Agreement. Seller and the Seller Board have agreed to take all action necessary to render the Company Rights inapplicable to the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Financing Cooperation. Parent and Purchaser have agreed to use their respective reasonable best efforts to cause to be taken all actions necessary to obtain the Financing on the terms and subject to the conditions described in the Commitment Letter, including using their respective reasonable best efforts to: (i) maintain in effect the Commitment Letter and negotiate and enter into definitive agreements with respect to the Financing (A) on the terms and subject to the conditions reflected in the Commitment Letter or (B) on other terms that are acceptable to Parent and Purchaser and would not materially and adversely impact the ability of Parent and Purchaser to consummate the transactions contemplated by the Merger Agreement without delay; (ii) comply without delay with all covenants, and satisfy on a timely basis all conditions, required to be complied with or satisfied by Parent or Purchaser in the Commitment Letter and in such definitive agreements; (iii) cause the Financing to be consummated at such time or from time to time as is necessary for Parent and Purchaser to satisfy their respective obligations under the Merger Agreement; (iv) pay any and all commitment or other fees in a timely manner that become payable by Parent or Purchaser under the Commitment Letter following the date of the Merger Agreement, to the extent that the failure to pay such fees would be reasonably expected to adversely impact the availability of the financing thereunder; provided, however, Parent and Purchaser are not required to, or to cause any other person to, commence, participate in, pursue or defend any action or proceeding against or involving any of the persons that have committed to provide any portion of, or otherwise with respect to, the Financing. In the event any portion of the Financing becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the Commitment Letter for any reason or the Commitment Letter shall be terminated or modified in a manner materially adverse to Parent or Purchaser for any reason, Parent and Purchaser shall promptly so notify Seller, and shall use their respective reasonable best efforts to obtain, as promptly as practicable, and in no event later than the Outside Date, from the same and/or alternative financing sources alternative financing on terms not materially less favorable to Parent and Purchaser than the terms of the Financing in an amount equal to the lesser of (i) an amount sufficient to consummate the Offer and the Merger (after taking into consideration the funds otherwise available to Parent and Purchaser), and (ii) the amount of financing that was contemplated by the Commitment Letter on the date of the Merger Agreement.

Parent has agreed to keep Seller reasonably informed with respect to all material activity concerning the status of the Financing, including the status of Parent’s and Purchaser’s efforts to comply with their respective covenants under, and satisfy the conditions contemplated by, the Commitment Letter and to give Seller prompt notice of any event or change that would reasonably be expected to materially and adversely affect the ability of Parent or Purchaser to consummate the Financing. Parent and Purchaser have agreed not to, without the prior written consent of Seller, amend, supplement or otherwise modify, or grant any waivers under, the Commitment Letter in any manner (including by way of a side letter or other binding agreement, arrangement or understanding) that would: (A) expand in any material respect, or amend, supplement or otherwise modify in a manner materially adverse to Parent and Purchaser, the conditions to the Financing set forth in the Commitment Letter; (B) prevent or materially impair or delay the consummation of the Offer or the Merger; or (C) subject to Parent’s and Purchaser’s right to obtain substitute financing under the Merger Agreement, reduce the aggregate amount of financing set forth in the Commitment Letter to an amount below the amount needed (in combination with all funds held by or otherwise available to Parent and Purchaser) to consummate the Offer and the Merger. Parent will not release or consent to the termination of the obligations of the lenders under the Commitment Letter, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Commitment Letter in a manner that would not reasonably be expected to materially and adversely affect the ability of Parent or Purchaser to consummate the Financing without delay.

Seller has also agreed to provide, at Parent’s sole cost and expense, all reasonable cooperation in connection with the arrangement of the Financing as may be requested by Parent or Purchaser in connection with Parent’s and Purchaser’s efforts to obtain the Financing.

Any breach of the Commitment Letter, any definitive agreement with respect to the Financing, any commitment letter with respect to alternative financing or any definitive agreement with respect to any alternative financing by Parent, in each case that materially and adversely affects the ability of Parent or Purchaser to obtain the Financing, shall be deemed a breach by Parent of the Merger Agreement. Each of Parent and Purchaser has acknowledged and agreed that neither the obtaining of the Financing or any alternative financing, nor the completion of any issuance of securities contemplated by the Financing or any alternative financing, is a condition to the consummation of the Offer or the Merger, and has reaffirmed its obligation to consummate the Offer and the Merger irrespective and independent of the availability of the Financing or any alternative financing, or the completion of any such issuance, subject to the tender offer conditions and the applicable conditions to the Merger pursuant to the Merger Agreement.

Closing Loan. Pursuant to the Merger Agreement, Microsemi may borrow up to $70 million from Seller to finance the closing of the Merger, as described in Section 9 — “Source and Amount of Funds.”

Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

•

unless the Merger is consummated in accordance with Section 1110 of the CGCL as contemplated by the Merger Agreement, the Merger Agreement shall have been approved by the affirmative vote of the holders of a majority of the Company Shares;

•

no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered (i) any law that is then in effect and makes the consummation of the Merger illegal or otherwise prohibited, or (ii) any decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”) that is then in effect and enjoins Parent from consummating the Merger; provided, however, that each of the parties hereto shall use their reasonable best efforts to have any such Order vacated; and

•

Purchaser or its permitted assignee shall have accepted for payment all Company Shares, or such reduced amount of Company Shares as described in Section 15 — “Conditions of the Offer,” validly tendered and not withdrawn pursuant to the Offer.

Termination. The Merger Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the acceptance of Company Shares pursuant to the Offer, notwithstanding any requisite approval of the Merger Agreement, the Offer, and the Merger by Seller’s shareholders, in the following manner:

•	by mutual written consent of Parent and Seller;

by either Parent, Purchaser or Seller (unless irrevocably waived by Parent and Purchaser in connection with an extension of the Offer, as described in Section 1 — “Terms of the Offer”),

•

if Purchaser has not accepted the Company Shares tendered pursuant to the Offer on or before March 1, 2011; provided, that the right to terminate the Merger Agreement as described in this paragraph is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been a substantial or primary cause of, or resulted in, the failure of such acceptance to occur on or before such date;

•

if the Offer (as it may have been extended pursuant to the Merger Agreement) expires as a result of the non-satisfaction of one or more tender offer conditions in a circumstance where Purchaser has no further obligation to extend the Offer pursuant to the terms of the Merger Agreement; provided, however, that the right to terminate the Merger Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the substantial or primary cause of, or resulted in, the non-satisfaction of any tender conditions or the termination or withdrawal of the Offer pursuant to its terms without any Company Shares being purchased;

•

if any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered (i) any law that is then in effect and makes acceptance for payment of, or payment for, the Company Shares or consummation of the Merger illegal or otherwise prohibited, or (ii) any Order that is then in effect and enjoins Purchaser from accepting for payment, or paying for, the Company Shares pursuant to the Offer or Parent and Seller from consummating the Merger and such Order, shall have become final and non-appealable; provided, however, that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to have such Order vacated;

by either Parent or Purchaser (unless irrevocably waived by Parent and Purchaser in connection with an extension of the Offer, as described in Section 1 — “Terms of the Offer”),

•

if there is an inaccuracy in Seller’s representations in the Merger Agreement, or a breach by Seller of its covenants in the Merger Agreement, in either case such that the tender offer conditions related to Seller’s representations and covenant, as described in Section 15 — “Conditions to the Offer,” are not satisfied; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is 20 business days from the date Seller is notified in writing by Parent of such breach, Parent and Purchaser may not terminate the Merger Agreement as described in this paragraph (x) prior to such date if Seller is taking reasonable efforts to cure such breach or inaccuracy or (y) following such date if such inaccuracy or breach is cured at or prior to such date;

•

if following the execution and delivery of the Merger Agreement, there shall have occurred a Material Adverse Effect that is continuing (whether or not events or circumstances occurring prior to the execution and delivery of the Merger Agreement caused or contributed to the occurrence of such Material Adverse Effect);

by either Parent or Purchaser,

•

if any of the following shall have occurred: (i) the Seller Board or any committee thereof shall have made a Change in Recommendation; (ii) the Seller Board shall have failed to reconfirm the Seller Board Recommendation, within 10 business days after the commencement of a tender or exchange offer or public announcement or public notice of an Acquisition Proposal from a third party after written request from Parent to do so; or (iii) Seller shall have failed to include the Seller Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Seller Board Recommendation in the Offer to Purchase; (it being agreed that the delivery of a Notice of Designated Superior Proposal and any amendment or update to such notice and the determination to so deliver such notice, update or amendment and public disclosure with respect thereto shall not, by itself, give rise to a right for Parent to terminate the Merger Agreement); or

by Seller

•

if there is an inaccuracy in Parent’s or Purchaser’s representations herein, or a breach by Parent or Purchaser of its covenants herein, in either case that would reasonably be expected to be materially adverse to Parent’s or Purchaser’s ability to purchase and pay for the Company Shares (assuming all Company Shares were validly tendered and not withdrawn pursuant to the Offer); provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is 20 business days from the date Parent is notified in writing by Seller of such breach, Seller may not terminate the Merger Agreement as described in this paragraph (x) prior to such date if Parent and Purchaser are taking reasonable efforts to cure such breach or inaccuracy and (y) following such date if such inaccuracy or breach is cured at or prior to such date;

•

in order to enter into a definitive agreement with respect to a Superior Proposal in accordance with the non-solicitation provisions of the Merger Agreement; provided, however, that in the event of any termination of the Merger Agreement by Seller pursuant to the termination right described in this paragraph, Seller shall pay to Parent the Fee (as defined below) concurrently with such termination.

Fee and Expenses. The Merger Agreement contemplates that a termination fee of $17.5 million (the “Fee”) will be payable by Seller to Parent if the Merger Agreement is terminated under any of the following circumstances:

•

by Parent, Purchaser or Seller pursuant to their right to so terminate if the Acceptance Time shall not have occurred by the Outside Date, and (x) an Acquisition Proposal by a third party shall have been publicly announced after the date of the Merger Agreement and prior to termination of the Merger Agreement and not publicly withdrawn prior to such termination and (y) within 12 months after such termination (A) Seller enters into a definitive agreement with respect to an Acquisition Proposal or (B) an Acquisition Proposal is consummated (with all references to 15% in the definition of Acquisition Proposal in the Merger Agreement being treated as references to 50.1% for purposes of this paragraph);

•

by Parent, Purchaser or Seller pursuant to their right to so terminate if the Offer expires as a result of the non-satisfaction of one or more offer conditions in a circumstance where Purchaser has no further obligation to extend the Offer, and (x) an Acquisition Proposal by a third party shall have been publicly announced after the date of the Merger Agreement and prior to termination of the Merger Agreement and not publicly withdrawn prior to such termination and (y) within 12 months after such termination (A) Seller enters into a definitive agreement with respect to an Acquisition Proposal or (B) an Acquisition Proposal is consummated (with all references to 15% in the definition of Acquisition Proposal in the Merger Agreement being treated as references to 50.1% for purposes of this paragraph);

•

by either Parent or Purchaser, because any of the following shall have occurred: (i) the Seller Board or any committee thereof shall have made a Change in Recommendation; (ii) the Seller Board shall have failed to reconfirm the Seller Board Recommendation within 10 business days after the commencement of a tender or exchange offer or public notice of an Acquisition Proposal from a third party after written request from Parent to do so; or (iii) Seller shall have failed to include the Seller Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Seller Board Recommendation in the Offer to Purchase; or

•	by Seller in order to enter into a definitive agreement with respect to a Superior Proposal.

All costs and expenses incurred in connection with the Merger Agreement, the Offer and the Merger shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

Amendment. The Merger Agreement may be amended by the parties to the Merger Agreement at any time prior to the Effective Time. However, after approval of the Merger Agreement and the Offer and the Merger by the shareholders of Seller, no amendment may be made that would reduce the amount or change the type of consideration into which each Company Share shall be converted upon consummation of the Merger.

Specific Performance. Pursuant to the Merger Agreement, Parent, Purchaser and Seller have agreed that irreparable damage would occur in the event that any provision of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, Parent, Purchaser and Seller have agreed that in the event of any breach or threatened breach by Seller, on the one hand, or Parent and/or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in the Merger Agreement, Seller, on the one hand, and Parent and Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the Merger Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under the Merger Agreement. Seller, on the one hand, and Parent and Purchaser, on the other hand, have agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the Merger Agreement by such party (or parties), and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under the Merger Agreement.

Tender and Support Agreement. The following is a summary of the Tender and Support Agreement, which is filed as an Exhibit to the Schedule TO, and is incorporated herein by reference. The summary is qualified in its entirety by reference to the Tender and Support Agreement.

Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into a Tender and Support Agreement dated October 2, 2010 (the “Tender and Support Agreement”) with John C. East, James R. Fiebiger, Jacob S. Jacobsson, Patrick W. Little, J. Daniel McCranie, Jeffrey C. Smith, Robert G. Spencer, Eric J. Zahler, Maurice E. Carson, Esmat Z. Hamdy, Jay A. Legenhausen, Fares N. Mubarak, Anthony Farinaro, Barbara L. McArthur, David L. Van De Hey, Ramius Navigation Master Fund Ltd, RCG PB, Ltd, Ramius Optimum Investments LLC and Ramius Value and Opportunity Master Fund Ltd (each a “Shareholder”). Collectively, the Shareholders directly or indirectly own 2,748,434 Company Shares, representing approximately 10.6% of the Company Shares outstanding on the date of the Merger Agreement.

Tender of Company Shares. Subject to the terms and conditions of the Tender and Support Agreement, the Shareholders have agreed to tender all of their Company Shares, including any additional Company Shares acquired prior to the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms (collectively, the “Subject Shares”), in the Offer as promptly as practicable after receipt of the Letter of Transmittal and all other documents required to be delivered pursuant to the terms of the Offer, and in any event on or before the 10th business day prior to the Expiration Date, or if any Subject Share is acquired after the commencement of the Offer, on or before the 5th business day after such acquisition or the 10th business day prior to the Expiration Date, but in any event prior to the Expiration Date, and not to withdraw such Subject Shares from the Offer unless the Tender and Support Agreement is terminated; provided, however, that, if so instructed in writing by Parent, each Shareholder has agreed not to tender up to 25% of such Shareholder’s Subject Shares or to withdraw previously tendered shares such that the Shareholder remains the owner of up to 25% of such Shareholder’s Subject Shares. Each Shareholder has also agreed not to exercise any Company Stock Options or Company SARs held by such Shareholder during the pendency of the Offer without the prior written consent of Purchaser.

Voting Agreement. The Tender and Support Agreement provides that if any of the Subject Shares have not been previously accepted for payment and paid for by Purchaser pursuant to the Offer, then each Shareholder agrees to vote, or cause his Subject Shares to be voted, (i) in favor of the approval of the principal terms of the Merger, (ii) against (A) any agreement or arrangement related to any Acquisition Proposal, or (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Seller or any of its subsidiaries, or (C) any other proposal or transaction the approval of which is intended or could reasonably be expected to impede, interfere with, prevent, postpone, discourage, frustrate or materially delay the Offer or the Merger and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any meeting of shareholders, and in connection therewith to execute any documents reasonably requested by Parent which are necessary or appropriate in order to effectuate the foregoing; provided, however, that the Tender and Support Agreement does not limit the ability of such Shareholder to vote its Subject Shares in its sole discretion on any matters other than the matters described above that may be submitted to a shareholder vote, consent or other approval.

Proxy. The Shareholders have granted a limited irrevocable proxy, subject to the terms and conditions of the Tender and Support Agreement, appointing Purchaser as their attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power with in the manner described in the preceding paragraph. The Shareholders have revoked any and all previous proxies granted with respect to the Subject Shares.

Other Restrictions. Subject to limited exceptions, each Shareholder has agreed that such Shareholder will not, directly or indirectly: (a) transfer or consent to or permit any such transfer of any or all of his Subject Shares, or any interest therein, or create, agree to create or permit to exist any lien, other than any restrictions imposed by applicable law or pursuant to the Tender and Support Agreement, on any such Subject Shares, (b) enter into any contract with respect to any transfer of such Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares, (d) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares, or (e) take, agree to take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations under the Tender and Support Agreement or the transactions contemplated thereby or otherwise make any representation or warranty of each Shareholder therein untrue or incorrect. Each Shareholder also has agreed, subject to the terms and conditions of the Tender and Support Agreement, not to exercise dissenters’ rights in respect to the Subject Shares in connection with the Merger if the consideration offered in the Offer is not less than $20.88 (as adjusted to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Company Shares pursuant to the terms of the Merger Agreement).

Termination. The Tender and Support Agreement will terminate automatically, without any notice or other action by any person, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the effective time of the Merger, (iii) the mutual written consent of the parties thereto, (iv) any material amendment to the Merger Agreement that is adverse to the Shareholders, including any decrease in (except for an adjustment to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Company Shares pursuant to the terms of the Merger Agreement), or change in form of, the Merger Consideration, and (v) the Outside Date.

12. Purpose of the Offer; Plans for Seller.

Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, Seller. Pursuant to the Merger Agreement, Microsemi is entitled as soon as practicable after consummation of the Offer to seek representation on the Seller Board proportionate to its ownership of Company Shares and to seek to have Seller consummate the Merger pursuant to the Merger Agreement. Pursuant to the Merger and subject to the right of shareholders under the CGCL to demand and perfect dissenters’ rights, the outstanding Company Shares not owned by Purchaser, Microsemi, or Seller or its subsidiaries will be converted into the right to receive cash in an amount equal to the price per Company Share provided pursuant to the Offer.

Approval. Under the CGCL, the approval of the Seller Board and the affirmative vote of the holders of a majority of the outstanding Company Shares may be required to approve the principal terms of the Merger. The Seller Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated pursuant to the short-form merger provisions under the CGCL described below, the only remaining required corporate action of Seller is the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Company Shares. If shareholder approval for the Merger is required, Microsemi intends to cause the Seller Board to set the record date for the shareholder approval for a date as promptly as practicable following the consummation of the Offer. Accordingly, if the Minimum Condition is satisfied or reduced as described in Section 15 — “Conditions of the Offer,” we believe

Purchaser will have sufficient voting power, together with the shareholders who have agreed to vote their Company Shares in favor of the Merger pursuant to the Tender and Support Agreement, if necessary, to cause the approval of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholders.

Shareholder Meetings. In the Merger Agreement, Seller has agreed, if a shareholder vote is required, to convene a meeting of its shareholders following consummation of the Offer for the purpose of considering and voting on the Merger. Seller, acting through the Seller Board, has further agreed that, if a shareholders’ meeting is convened, the Seller’s Board shall recommend that shareholders of Seller vote to approve the principal terms of the Merger. At any such meeting, all of the Company Shares then owned by Microsemi and Purchaser and by any of Microsemi’s other subsidiaries, and all Company Shares for which Seller has received proxies to vote, will be voted in favor of approval of the Merger Agreement and the Merger.

Board Representation. See Section 11 — “The Transaction Documents” of this Offer to Purchase. Microsemi currently intends to designate a majority of the directors of Seller following consummation of the Offer. Purchaser expects that such representation would permit Purchaser to exert substantial influence over Seller’s conduct of its business and operations. The foregoing information and certain other information contained in this Offer to Purchase and the Schedule 14D-9 being mailed to shareholders herewith are being provided in accordance with the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

Short-Form Merger. The CGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other shareholders of the subsidiary. Accordingly, if as a result of the Offer, the Top-Up Option or otherwise, Purchaser directly or indirectly owns at least 90% of the Company Shares, Microsemi, Purchaser and Seller have agreed under the Merger Agreement to take all necessary action to effect the Merger without a meeting of the shareholders of Seller, if permitted to do so under the CGCL, as soon as reasonably practicable (and in no event more than 24 hours unless otherwise restricted or prohibited by applicable law) after such acquisition. Even if Microsemi and Purchaser do not own at least 90% of the outstanding Company Shares following consummation of the Offer, Microsemi and Purchaser could seek to purchase additional Company Shares in the open market, from Seller or otherwise in order to reach the 90% threshold and effect a short-form merger. The consideration per Company Share paid for any Company Shares so acquired, other than Company Shares acquired pursuant to the Top-Up Option, may be greater or less than that paid in the Offer.

Notice of a short-form merger pursuant to Section 1110 of the CGCL is set forth in Schedule II to this Offer to Purchase and incorporated herein by reference. If Microsemi and Purchaser (together with any other subsidiaries of Microsemi) hold in the aggregate at least 90% of the outstanding Company Shares, Purchaser will cause the short-form merger to become effective without any further notice to the shareholders of Seller.

Rule 13e-3. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and under certain circumstances may be applicable to the Merger or another business combination following the purchase of Company Shares pursuant to the Offer or otherwise in which Purchaser seeks to acquire the remaining Company Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the consummation of the Offer at the same per Company Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning Seller and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

Plans for Seller. In connection with Microsemi’s consideration of the Offer, Microsemi has developed an initial plan, on the basis of available information, for the combination of the business of Seller with that of Microsemi. Microsemi intends to continue reviewing such information as part of a comprehensive review of

Seller’s business, operations, capitalization and management with a view to optimizing development of Seller’s potential in conjunction with Microsemi’s existing business. This planning process will continue throughout the pendency of the Offer and the Merger, but will not be implemented until the completion of the Merger.

Extraordinary Corporate Transactions. Except as described above or elsewhere in this Offer to Purchase, Microsemi and Purchaser have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving Seller or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in Seller’s Board or management, any material change in Seller’s capitalization or dividend policy or any other material change in Seller’s corporate structure or business.

Dissenters’ Rights. No dissenters’ rights are available in connection with the Offer. However, if the Merger is consummated following the completion of the Offer, each holder of Company Shares who fully complies with and meets all the requirements of the provisions of Chapter 13 of the CGCL, which is set forth in Schedule III to this Offer to Purchase and incorporated herein by reference (such shareholders are referred to herein as “Qualifying Shareholders”), may have the right to require Seller to purchase the holder’s Company Shares for cash at “fair market value.” A Qualifying Shareholder will be entitled to exercise these dissenters’ rights under the CGCL only if (a) the holders of 5% or more of the outstanding Company Shares properly file demands for payment of the fair market value or (b) if the Company Shares held by such holder are subject to any restriction on transfer imposed by Seller or by any law or regulation (“Restricted Company Shares”). Accordingly, if holders of 5% or more of the Company Shares properly file demands for payment in compliance with Chapter 13 of the CGCL, all other Qualifying Shareholders will be entitled to require Seller to purchase their Company Shares for cash at their fair market value if the Merger is consummated. If the holders of less than 5% of the Company Shares properly file demands for payment in compliance with Chapter 13 of the CGCL and one or more shareholders of Restricted Company Shares properly file such a demand, only such holder or holders of Restricted Company Shares shall be entitled to require Seller to purchase their Company Shares as described in the preceding sentence. In addition, if immediately prior to the effective time of the Merger, the Company Shares are not listed on a national securities exchange certified by the California Commissioner of Corporations, holders of Company Shares may exercise dissenters’ rights as to any or all of their Company Shares entitled to such rights. If the Merger is not consummated, no Qualifying Shareholder will be entitled to have Seller purchase such holder’s Company Shares under Chapter 13 of the CGCL. After a shareholder files a demand to exercise dissenters’ rights, that shareholder may not withdraw the demand without Seller’s consent.

Under the CGCL, the “fair market value” of the Company Shares may be one agreed to by Seller and the Qualifying Shareholders or judicially determined, depending on the circumstances. The “fair market value” is determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation as a result of the Merger and subject to adjustments. The value so determined could be more or less than the Offer Price.

If Seller denies that a shareholder is a Qualifying Shareholder, or if a Qualifying Shareholder and Seller fail to agree on the fair market value of Company Shares, then such shareholder demanding purchase of Company Shares as dissenting shares or Seller may, within six months after the Seller mails the notice of a short-form merger pursuant to Section 1110 of the CGCL set forth in Schedule II or, if applicable, the required notice that shareholders have approved the Merger, file a complaint or intervene in a pending action to determine whether the Company Shares are dissenting shares or the fair market value of the Company Shares, as applicable.

The foregoing discussion of the rights of Qualifying Shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters’ rights and is qualified in its entirety by reference to Chapter 13 of the CGCL, a copy of which is attached hereto as Schedule III.

Dissenters’ rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to shareholders if the Merger is completed. If the Merger is completed through a short-form merger pursuant to Section 1110, shareholders should refer to the Notice of Short-Form Merger attached hereto as Schedule II for more information concerning dissenters’ rights and the procedures to be followed in connection therewith. If the Merger is subject to shareholder approval, shareholders who will be entitled to dissenters’ rights in connection with the Merger will receive additional information concerning dissenters’ rights and the procedures to be followed in connection therewith before such shareholders have to take any action relating thereto.

13. Certain Effects of the Offer.

Market for the Company Shares. The purchase of Company Shares pursuant to the Offer will reduce the number of holders of Company Shares and the number of Company Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Company Shares held by shareholders other than Purchaser and Microsemi. Purchaser cannot predict whether the reduction in the number of Company Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Company Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

Stock Listing. Depending upon the number of Company Shares purchased pursuant to the Offer, the Company Shares may no longer meet the standards for continued inclusion in NASDAQ. If, as a result of the purchase of Company Shares pursuant to the Offer, the Company Shares no longer meet the criteria for continued inclusion in NASDAQ, the market for the Company Shares could be adversely affected. According to NASDAQ’s published guidelines, the Company Shares would not meet the criteria for continued inclusion in NASDAQ if, among other things, the number of publicly held Company Shares were less than 750,000, the aggregate market value of the publicly held Company Shares were less than $5,000,000 or there were fewer than two market makers for the Company Shares. If, as a result of the purchase of the Company Shares pursuant to the Offer, the Company Shares no longer meet these standards, the quotations on NASDAQ will be discontinued. In the event the Company Shares were no longer quoted on NASDAQ, quotations might still be available from other sources. The extent of the public market for the Company Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Company Shares at such time, the interest in maintaining a market in the Company Shares on the part of securities firms, the possible termination of registration of the Company Shares under the Exchange Act, and other factors. Purchaser intends to and will cause the Company Shares to cease to be authorized for quotation and traded on NASDAQ as soon as the requirements for such termination are met.

Margin Regulations. The Company Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of the Company Shares. Depending upon factors similar to those described above regarding the market for the Company Shares and stock listings, it is possible that, following the Offer, the Company Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Company Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Seller to the SEC if the Company Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Company Shares under the Exchange Act would substantially reduce the information required to be furnished by Seller to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Seller, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders’ meetings and the related requirement of furnishing an annual report to shareholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Seller and persons holding “restricted securities” of Seller to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Company Shares under the Exchange Act were terminated, the Company Shares would no longer be “margin securities” or be eligible for listing on NASDAQ. Parent and Purchaser currently intend to seek to cause Seller to terminate the registration of the Company Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14. Dividends and Distributions.

The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, without the prior written consent of Microsemi, Seller will not, and will not permit any of its subsidiaries to, declare, set aside, make or pay any dividends on or other distributions (whether in cash, stock, property or otherwise) in respect of any shares of its capital stock, other than dividends or distributions by a subsidiary of Seller to Seller or another subsidiary of Seller. Neither Microsemi nor Purchaser anticipate waiving this restriction or otherwise consenting to the payment of any dividend on Seller’s common stock. Accordingly, it is anticipated that no dividends will be declared or paid on the Company Shares following the date of the Merger Agreement.

15. Conditions of the Offer.

Notwithstanding any other provisions of the Offer, but subject to the terms of the Merger Agreement and in addition to (and not in limitation of) Purchaser’s right to extend or amend the Offer at any time pursuant to the terms of the Merger Agreement, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any Company Shares tendered pursuant to the Offer if:

(a)	immediately prior to the expiration of the Offer, there shall not have been validly tendered (other than Company Shares tendered by guaranteed delivery where actual delivery has not occurred) and not withdrawn prior to the Expiration Date that number of Company Shares which would represent a majority of the Company Shares then outstanding (the “Minimum Condition”); provided, however, that if, at any Expiration Date, all of the tender offer conditions described in this section (including the Minimum Condition) have been satisfied or waived, but the number of Company Shares validly tendered in the Offer and not properly withdrawn is less than that number of Company Shares which, when added to the number of Company Shares that may be issued pursuant to the Top-Up Option, would represent at least one Company Share more than 90% of the Company Shares then outstanding, then upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law Purchaser may elect to reduce the Minimum Condition to such number of Company Shares (the “Reduced Purchase Amount”) such that following the purchase of Company Shares in the Offer, Parent and its wholly owned subsidiaries, including Purchaser, would own 49.9% of the Company Shares then outstanding and to purchase, on a pro rata basis based on the Company Shares actually deposited in the Offer by each holder of Company Shares, Company Shares representing the Reduced Purchase Amount in the Offer;

(b)	any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or any other required waiting periods, consents or approvals of any governmental authority of competent jurisdiction required under foreign anti-trust laws shall not have expired, been obtained or been terminated, as the case may be, prior to the expiration of the Offer;

(c)

there shall have been instituted any litigation, suit, complaint, action, hearing or proceeding, which is pending, by any governmental authority of competent jurisdiction, (i) challenging or seeking to make illegal or otherwise, directly or indirectly, restrain or prohibit, the acceptance for payment, payment for or purchase of any Company Shares by Parent or Purchaser, or the consummation of the Offer or the Merger; (ii) seeking, in connection with the Offer and the Merger, to require Seller, Parent or Purchaser to take a Burdensome Action (as defined in Section 7.12(c) of the Merger Agreement); (iii) seeking to impose or confirm any material limitation on the ability of Parent or Purchaser to acquire, hold or exercise effectively full rights of ownership of any Company Shares, including the right to vote any Company Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to Seller’s shareholders; (iv) seeking to require divestiture by Parent or Purchaser of any Company Shares; or (v) that otherwise (individually or in the aggregate with all other such Actions) would reasonably be expected to have, a Material Adverse Effect;

(d)	there shall have been enacted, issued, promulgated, enforced or entered by any governmental authority of competent jurisdiction (i) any law that is then in effect and makes the consummation of the Merger illegal or otherwise prohibited or (ii) any Order that is then in effect and enjoins Parent and Seller from consummating the Merger;

(e)	any event, occurrence, condition, circumstance, state of facts, change or effect since the consolidated balance sheet of Seller and its consolidated subsidiaries as of July 4, 2010 shall have occurred that has had, or is reasonably likely to have, a Material Adverse Effect, and any of the foregoing shall be continuing;

(f)	(A) any representation or warranty of Seller set forth in the Merger Agreement, other than those regarding (i) the organization and qualification of Seller, (ii) the organizational documents of Seller, (iii) the number of issued and outstanding Company Shares, (iv) the number of outstanding Company Stock Options, (v) the number of Company Shares that are authorized for issuance, and the number expected to be issued during the purchase period in effect on the date of the Merger Agreement, pursuant to the ESPP, (vi) other Seller securities, and (vii) authority relative to the Merger Agreement, shall not be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except, in each case, where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (B) any representation or warranty of Seller regarding (i) the number of issued and outstanding Company Shares, (ii) the number of outstanding Company Stock Options, (iii) the number of Company Shares that are authorized for issuance, and the number expected to be issued during the purchase period in effect on the date of the Merger Agreement, pursuant to the ESPP, and (iv) other Seller securities, shall not be true and correct in all material respects as of the date of such representation and warranty, and (C) any representation and warranty of Seller regarding (i) the organization and qualification of Seller, (ii) the organizational documents of Seller, or (iii) authority relative to the Merger Agreement shall not be true and correct in all material respects as of immediately prior to the expiration of the Offer as though made on or as of such date;

(g)	Seller shall have failed to comply with or perform in any material respect any covenants, obligations or agreements of Seller under the Merger Agreement required to be performed prior to the expiration of the Offer and such failure shall not have been cured; provided, however, that following any extension of the Offer by Purchaser in connection with a financing failure or to attain the Short-Form Merger Threshold as described in Section 1 — “Terms of the Offer,” the tender offer condition contemplated by this paragraph (g) shall be deemed to have been satisfied so long as Seller has not engaged in an Intentional Breach (as defined below) of any of its covenants, obligations or agreements under this Agreement required to be performed prior to the expiration of the Offer and such Intentional Breach has not been cured;

(h)	Seller shall have failed to terminate and cause the release of all liens on Seller’s assets granted in favor of Wells Fargo, N.A. in connection with its standby letters of credit for Seller’s corporate headquarters and its voluntary disability insurance policy;

(i)	Seller shall not have furnished to Parent a certificate dated as of the date of determination signed on behalf of Seller by either Seller’s chief executive officer or chief financial officer or such other officer serving in either such capacity to the effect that the conditions in (f), (g) and (h) of the foregoing shall not have occurred; or

(j)	the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms of the Merger Agreement.

Under the Merger Agreement, an “Intentional Breach” is defined as a breach by Seller of covenant, obligation or agreement under the Merger Agreement only if: (i) such covenant, obligation or agreement is material to Parent and Purchaser; (ii) Seller shall have willfully breached such covenant, obligation or agreement, (iii) the breach of such covenant, obligation or agreement is the substantial or principal cause of, or resulted in, the failure of Parent and Purchaser to consummate the Financing prior to the Outside Date for purposes of funding the purchase of Company Shares in the Offer; and (iv) Seller employee or representative taking the action, failing to take the action, or authorizing (or failing to authorize) the action, as the case may be, giving rise to the breach of such covenant, obligation or agreement shall have had actual knowledge, at the time of Seller’s breach of such covenant, obligation or agreement, that such action (or failure to act) was a breach of such covenant, obligation or agreement under the Merger Agreement.

Each of Parent and Purchaser expressly reserves the right from time to time to increase the price per Company Share payable in the Offer, to waive any tender offer condition, or to amend, modify or supplement any of the tender offer conditions or terms of the Offer; provided, that, without the prior written consent of Seller, other than as described in Section 1 — “Terms of the Offer” or this Section 15, no change may be made that changes or waives the Minimum Condition or decreases the number of Company Shares sought to be purchased by Purchaser in the Offer; reduces the price per Company Share payable in the Offer; extends or otherwise changes the Expiration Date; changes the form of consideration payable in the Offer; amends, modifies or supplements any of the tender offer conditions (other than to waive such conditions); or amends, modifies or supplements the terms of the Offer, in each case, in a manner that adversely affects the holders of Company Shares in their capacities as such.

16. Certain Legal Matters; Regulatory Approvals.

General. Other than as set forth below, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16 — “Certain Legal Matters; Regulatory Approvals” based on its examination of publicly available information filed by Seller with the SEC and other publicly available information concerning Seller, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Seller’s business that might be adversely affected by Purchaser’s acquisition of Company Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Company Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Company Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Seller’s business, any of which under certain conditions specified in the Merger Agreement could cause Purchaser to elect to terminate the Offer without the purchase of Company Shares thereunder. See Section 15 — “Conditions of the Offer.”

State Takeover Statutes. Seller is incorporated under the laws of the State of California. Section 1203 of the CGCL provides that if a tender offer is made to some or all of a corporation’s shareholders by an “interested party,” an affirmative opinion in writing as to the fairness of the consideration to the shareholders of such corporation is required to be delivered to the shareholders at the time that the tender offer is first made in writing to the shareholders and in the event a third party proposal (a “Proposal”) to acquire the same corporation is made to the corporation or its shareholders at least ten days prior to the date for the acceptance of the shares tendered to the “interested party,” the shareholders of the corporation shall be informed of such Proposal, forwarded copies of any written materials provided by the person making the Proposal and given a reasonable period of time (ten days from the date of notice or publication of the Proposal) to withdraw any tender in favor of the “interested party” tender offer. However, if the tender offer is commenced by publication and tender offer materials are subsequently mailed or otherwise distributed to the shareholders, the opinion may be omitted in the publication if the opinion is included in the materials distributed to the shareholders. For purposes of Section 1203, the term “interested party” includes, among other things, a person who is a party to the transaction and (a) directly or indirectly controls the corporation that is the subject of the tender offer or proposal, (b) is, or is directly or indirectly controlled by, an officer or director of the subject corporation or (c) is an entity in which a material financial interest is held by any director or executive officer of the subject corporation. Seller has represented the Seller Board has taken all action necessary so that no “fair price,” “moratorium,” “business combination,” “control share acquisition” or other anti-takeover statute or regulation of any governmental authority is applicable to the Merger Agreement, the Tender and Support Agreement, the Offer or the Merger.

Under the CGCL, the Merger Consideration paid to the shareholders of Seller may not be cash if Purchaser or Microsemi owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares, unless either all of the shareholders of Seller consent to the Merger or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. Accordingly, at any Expiration Date, if the tender offer conditions described in Section 15 — “Conditions of the Offer” (including the Minimum Condition) are satisfied or waived, but Purchaser would own less than 90% of the Company Shares then outstanding (through exercise of the Top-Up Option (defined below) or otherwise) following the completion of the Offer, Purchaser intends to either extend the Offer to permit additional Company Shares to be tendered into the Offer as described in Section 1 — “Terms of the Offer” or, subject to compliance with applicable law, reduce the number of Company Shares subject to the Offer to a number equal to 49.9% as described in Section 15 — “Conditions of the Offer.” If Purchaser reduces the number of Company Shares subject to the Offer to 49.9% and the Offer is completed, Microsemi and Purchaser, together with those shareholders who are parties to the Tender and Support Agreement, will own that number of Company Shares sufficient to cause the Merger Agreement to be approved at a meeting of Seller’s shareholders without the affirmative vote of any other holder of Company Shares.

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Company Shares, and we may be unable to accept for payment or pay for Company Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Company Shares. See Section 1 — “Terms of the Offer.”

Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Purchaser’s acquisition of the Company Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Company Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period, which begins when Parent has filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division, unless the FTC and Antitrust Division grant early termination of such waiting period. If the 15 calendar day waiting period expires on a federal holiday or weekend day, the waiting period is automatically extended until 11:59 p.m. the next business day. Parent and Seller intend to file a Premerger Notification and Report Form under the HSR Act with the FTC and Antitrust Division in connection with the purchase of Company Shares in the Offer and the Merger on or before October 8, 2010. The required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on the date that is 15 calendar days following the date that Parent’s HSR filing is made, unless the FTC and Antitrust Division grant early termination of the waiting period, or Parent receives a request for additional information or documentary material prior to that time. If within the 15 calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of Parent’s substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. The FTC or the Antitrust Division may terminate the additional 10 calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of proposed transactions such as Purchaser’s acquisition of Company Shares in the Offer and the Merger. At any time before or after the purchase of Company Shares by Purchaser, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Company Shares in the Offer and the Merger, the divestiture of Company Shares purchased in the Offer or the divestiture of substantial assets of Parent, Seller or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

In addition to the required filings under the HSR Act, the Merger Agreement provides that Microsemi and Seller shall file an antitrust notification in any other jurisdiction if required by any other antitrust law. Except as otherwise described above, to the knowledge of Microsemi, Purchaser and Seller, no such filings or consents are required, but if Microsemi, Purchaser or Seller become aware of such requirements, they will attempt to satisfy them.

17. Fees and Expenses.

Georgeson Securities Corporation (“GSC”) is acting as Dealer Manager in connection with the Offer, for which services GSC will receive customary compensation. Parent and Purchaser have agreed to reimburse GSC for reasonable costs and expenses incurred in connection with GSC’s engagement, and to indemnify GSC and certain related parties against specified liabilities. In the ordinary course of GSC’s businesses, GSC and its affiliates may actively trade or hold securities of Parent and Seller for the accounts of customers and, accordingly, GSC or its affiliates may at any time hold long or short positions in these securities or loans.

We have retained Georgeson Inc. to act as the Information Agent and Parent has retained Wells Fargo Bank, N.A. to act as the Depositary in connection with the Offer and the Merger. The Information Agent may contact holders of Company Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services and will be reimbursed for certain reasonable out-of-pocket expenses. Parent has agreed to indemnify the Depositary against specified liabilities.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Company Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18. Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Company Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. We may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Company Shares in such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Purchaser, the Depositary, the Dealer Manager or the Information Agent for the purpose of the Offer.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Seller has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Seller Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 — “Certain Information Concerning Seller” above.

Artful Acquisition Corp.

October 4, 2010

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF

PARENT AND PURCHASER

1. Directors and Executive Officers of Parent. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and executive officer of Parent. The current business address of each person is 2381 Morse Avenue, Irvine, California 92614. The telephone number of each person is (949) 221-7100. Unless otherwise indicated, each such person is a citizen of the United States of America.

DIRECTORS

Name and Address	Present Principal Occupation or Employment, Material Positions Held During the Last Five Years
James J. Peterson	Microsemi Board member since 2000 President and Chief Executive Officer since 2000; Director of STEC, Inc., a storage solutions technology company based in Santa Ana, California, from 2003 to 2009.
Dennis R. Leibel

Microsemi Board member since 2002

Chairman of the Board since July 2004; A retired financial and legal executive, private investor and consultant; Director of Commerce Energy Group, Inc., an electricity and natural gas marketing company based in Costa Mesa, California, from 2005 to 2008; Director of DPAC Technologies Corp., a device networking company based in Hudson, Ohio, since 2006.

Thomas R. Anderson

Microsemi Board member since 2002

A retired executive and private investor; Former Vice President and Chief Financial Officer of QLogic Corporation, a storage networking technology supplier based in Aliso Viejo, California, from 1993 to 2002.

William E. Bendush

Microsemi Board member since 2003

A retired executive and private investor; Former Senior Vice President and Chief Financial Officer of Applied Micro Circuits Corporation, an information technology products supplier based in Sunnyvale, California, from 1999 to 2003; Director of Conexant Systems, Inc., a fabless semiconductor company based in Newport Beach, California, since 2008.

William L. Healey

Microsemi Board member since 2003

Consultant and private investor; Former President and Chief Executive Officer of Cal Quality Electronics, Inc., an electronics manufacturer based in Santa Ana, California, from 2002 to 2005; Director of Sypris Solutions, Inc., a provider of technology-based outsourced services and specialty products based in Louisville, Kentucky, since 1997; Director of Pro-Dex, Inc., a motion control and rotary drive systems manufacturer based in Irvine, California, since 2007.

Paul F. Folino

Microsemi Board member since 2004

Executive Chairman of the Board of Emulex Corporation, an information technology products manufacturer based in Irvine, California, since 2006 and a Director of Emulex since 1993; Chairman of the Board of Emulex Corporation from 2002 to 2006; Chief Executive Officer of Emulex Corporation from 1993 to 2006.

Matthew E. Massengill

Microsemi Board member since 2006

Former Chairman of the Board of Western Digital Corporation, a computer storage technology provider based in Lake Forest, California, from 2001 to 2007; Executive Chairman of the Board of Western Digital Corporation from 2005 to 2007; Chief Executive Officer of Western Digital Corporation from 2000 to 2005; President of Western Digital Corporation from 2000 to 2002; Director of Western Digital Corporation since 2000; Director of Conexant Systems, Inc., a fabless semiconductor company based in Newport Beach, California, since 2008; Director of GT Solar International, Inc., a supplier of materials for solar cell and panel manufacturing based in Merrimack, New Hampshire, since 2008.

OFFICERS

Name and Address	Present Principal Occupation or Employment, Material Positions Held During the Last Five Years
James J. Peterson	President and Chief Executive Officer since 2000; Director of STEC, Inc., a storage solutions technology company based in Santa Ana, California, from 2003 to 2009. Officer of Microsemi since 2000.

John W. Hohener

Executive Vice President since 2010; Chief Financial Officer and Secretary since 2008; Vice President of Finance, Treasurer and Chief Accounting Officer since 2007; Vice President of Finance from 2006 to 2007; Executive Vice President and Chief Financial Officer of Biolase Technology, Inc., a medical technology company based in Irvine, California, from 2004 to 2006.

Officer of Microsemi since 2006.

Ralph Brandi*	Executive Vice President, Chief Operating Officer since 2002; Vice President-Operations from 2000 to 2002. Officer of Microsemi since 2000.

John M. Holtrust	Senior Vice President of Human Resources since 2005; Vice President of Human Resources from 2000 to 2005. Officer of Microsemi since 2000.

Steven G. Litchfield

Executive Vice President, Chief Strategy Officer since 2009; Executive Vice President-Analog Mixed Signal Group from 2006 to 2009; Vice President-Corporate Marketing & Business Development from 2003 to 2006; Director of Business Development from 2001 to 2003.

Officer of Microsemi since 2003.

Russell R. Garcia

Executive Vice President, Marketing and Sales since 2010; Chief Executive Officer of WiSpry, Inc., a programmable radio frequency semiconductor company, from 2007 to 2010; President and Chief Executive Officer of u-Nav Microelectronics, a global positioning system semiconductor company, from 2001 to 2006.

Officer of Microsemi since 2010.

*	Mr. Brandi is a citizen of Denmark.

2. Directors and Executive Officers of Purchaser. The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each director and executive officer of Purchaser. The current business address of each person is 2381 Morse Avenue, Irvine, California 92614. The telephone number of each person is (949) 221-7100. Each such person is a citizen of the United States of America.

Name and Address	Present Principal Occupation or Employment, Material Positions Held During the Last Five Years
James J. Peterson

President and Chief Executive Officer since 2010; President and Chief Executive Officer of Microsemi since 2000; Director of STEC, Inc., a storage solutions technology company based in Santa Ana, California, from 2003 to 2009.

Officer and Director of Purchaser since 2010; Officer of Microsemi since 2000.

John W. Hohener

Chief Financial Officer and Secretary since 2010; Executive Vice President of Microsemi since 2010; Chief Financial Officer and Secretary of Microsemi since 2008; Vice President of Finance, Treasurer and Chief Accounting Officer since 2007; Vice President of Finance from 2006 to 2007; Executive Vice President and Chief Financial Officer of Biolase Technology, Inc., a medical technology company based in Irvine, California, from 2004 to 2006.

Officer and Director of Purchaser since 2010; Officer of Microsemi since 2006.

SCHEDULE II

NOTICE OF SHORT-FORM MERGER

This notice is being furnished to holders of the outstanding shares of capital stock of Seller pursuant to Section 1110 of the CGCL. Terms that are not defined herein have the meanings set forth in the Offer to Purchase to which this Notice is attached as Schedule II.

1. If all of the conditions to the Offer are satisfied and the Minimum Condition is not reduced as of the Expiration Date, in each case as described in the Offer to Purchase to which this Notice of Short-Form Merger is attached, and the Offer is consummated, Purchaser will be the owner of at least 90% of the outstanding shares of each class of Seller capital stock. Under such circumstances, Purchaser anticipates that it will effect a short-form merger of Purchaser with and into Seller pursuant to Section 1110 of the CGCL (the “Short-Form Merger”) as soon as practicable following consummation of the Offer. Under such circumstances, the Short-Form Merger will become effective on or after November 2, 2010.

2. The following resolution was adopted by the Boards of Directors of Purchaser and Seller and by the sole shareholder of all of the outstanding shares of capital stock of Purchaser on October 2, 2010:

RESOLVED FURTHER, that, pursuant to Section 1110 of the California General Corporation Law, the Board hereby adopts and approves (i) the Merger, (ii) the assumption of all liabilities of the Company by Purchaser as a result of the Merger, (iii) the consideration to be received by the holders of Company Common Stock for each share of Company Common Stock (other than shares owned by Parent or any direct or indirect wholly-owned subsidiary of Parent or Seller or held by shareholders who properly demand and perfect dissenters’ rights under California law) in the amount of $20.88 per share, net to the holder thereof in cash, and (iv) the conversion, at the Effective Time, of each share of common stock of Purchaser into one share of Company Common Stock.

3. A copy of Sections 1300 through 1304 of the CGCL is set forth below.

§ 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§1302. Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation. (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

4. The price determined by Seller to represent the fair market value of the dissenting shares is $20.88 per share.

5. A brief description of the procedures to be followed if a shareholder desires to exercise his or her rights under Sections 1300 through 1304 of the CGCL is set forth below.

1. Any shareholder who has a right to require Seller to purchase the shareholder’s shares for cash under Section 1300 of the CGCL, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires Seller to purchase such shares must make a written demand upon Seller for the purchase of such shares and payment to the shareholder in cash of their fair market value.

2. Such demand should be sent to the Secretary of Seller at 2061 Stierlin Court, Mountain View, California 94043.

3. The demand is not effective for any purpose unless it is received by the Secretary of Seller or any transfer agent thereof within 30 days after the date this notice was mailed to shareholders.

4. The demand must state the number and class of the shares held of record by the shareholder which the shareholder demands that Seller purchase and must contain a statement of what such shareholder claims to be the fair market value of those shares as of October 3, 2010, which is the day before the announcement of the Short-Form Merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

5. Within 30 days after the date this notice was mailed to shareholders, shareholders who desire to exercise appraisal rights must also submit to the Secretary of Seller at the address above or to the office of any transfer agent of Seller, the certificates representing any shares which the shareholder demands that Seller purchase. Such certificates will be stamped or endorsed with a statement that the shares are dissenting shares or be exchanged for certificates of appropriate denomination so stamped or endorsed. If such shares are uncertificated, such shareholder must instead provide to Seller or any transfer agent thereof written notice of the number of shares which the shareholder demands that the corporation purchase.

6. If Seller and the shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price together with interest thereon at the legal rate on judgments from the date of the agreement. Seller will pay the fair value of the dissenting shares within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later. Seller’s duty to pay is subject to the dissenting shareholder’s surrender of the certificates and to the restrictions imposed under California law on the ability of Seller to purchase its outstanding shares.

7. If Seller denies that the shares are dissenting shares, or if a dissenting shareholder and Seller fail to agree on the fair market value of the shares, then such shareholder demanding purchase of such shares as dissenting shares or Seller, within six months after the date this notice was mailed to shareholders, may file a complaint in the superior court for the proper county requesting the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares, as applicable, or may intervene in any action pending on such a complaint. Shareholders who fail to file or intervene in such an action within the specified six-month period will lose their appraisal rights.

SCHEDULE III

CALIFORNIA GENERAL CORPORATION LAW

CHAPTER 13

DISSENTER’S RIGHTS

(SECTIONS 1300-1313)

§ 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§1302. Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation. (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§1306. Prevention of immediate payment; status as creditors; interest

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§1307. Dividends on dissenting shares

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§1309. Termination of dissenting share and shareholder status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§1311. Exempt shares

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§1313. Conversions deemed to constitute a reorganization; application of chapter

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Company Shares and any other required documents should be sent or delivered by each shareholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand or overnight delivery: (by 5:00 P.M. CST on Expiration Date)

Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, Minnesota 55164-0854	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 161 North Concord Exchange South St. Paul, Minnesota 55075

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Manager. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor

New York, NY 10038

Banks and Brokers Call: (212) 440-9800

Call Toll-Free: (866) 482-5136

The Dealer Manager for the Offer is:

199 Water Street, 26th Floor

New York, NY 10038-3560

Please Call Toll-Free:

(800) 445-1790